Exhibit 10.2

TECHNOLOGY LICENSE AGREEMENT

BY AND AMONG

KAMADA LTD.

AND

BAXTER HEALTHCARE S.A.

DATED: AUGUST 23, 2010

TECHNOLOGY LICENSE AGREEMENT

THIS TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is made and entered into as of 5:00 PM Eastern Daylight Time, August 23, 2010 (the “Effective Date”), by and among Kamada, Ltd., an Israeli corporation, having a principal place of business at Science Park, Kiryat Weizmann, 7 Sapir Street, P.O. Box 4081, Ness Ziona 74140, Israel (“Kamada”) and Baxter Healthcare SA (“Baxter”) a Swiss corporation having a principal place of business at Postfach, 8010, Zurich, Switzerland.

RECITALS

WHEREAS, Baxter is in the business of developing, making, marketing and selling biopharmaceutical products, including A1PI (as defined below);

WHEREAS, pursuant to that certain exclusive manufacturing and distribution agreement by and between the Parties (or their Affiliates) dated as of the date hereof (the “Distribution Agreement”), Kamada is willing to grant to Baxter the exclusive right to distribute and sell the Product (as defined in the Distribution Agreement) in the Baxter Territory in the Field (as defined below);

WHEREAS, Kamada owns certain intellectual property, confidential information, and regulatory licenses relating to the production of A1PI biopharmaceutical products;

WHEREAS, Kamada is willing to license this intellectual property to Baxter and Baxter is willing to accept a license to the intellectual property on the terms set forth herein; and

WHEREAS, Kamada is willing to assist Baxter in its development of the capability to implement Kamada’s production technology in Baxter’s facility for the purpose of processing A1PI from human plasma derived Cohn fraction IV-1 for Baxter Products for sale in the Baxter Territory.

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement and in accordance with and subject to the terms and conditions specified below, the Parties agree as follows:

AGREEMENT

ARTICLE 1.    DEFINITIONS. In this Agreement, the terms set forth below with initial capital letters shall have the meanings assigned to them, unless the context shall indicate a contrary intention.

1.1	“Additional Development” shall have the meaning set forth in Section 8.2.

1.2	“Additional Indication Development IP” shall have the meaning set forth in Section 8.3.

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1.3	“Affiliate” shall mean, with respect to either party, those entities controlled by, in control of, or under common control with such Party. A corporation or non-corporate business entity shall be regarded as in control of another corporation or business entity (a) if it owns or directly or indirectly controls a majority of the voting stock or other ownership interest of the other entity, or (b) in the absence of the ownership of a majority of the voting stock or other ownership interest of such entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

1.4	“Affiliated Parties” shall mean in respect of any specified Party, all Affiliates, directors, officers, employees and Representatives of such Party.

1.5	“A1PI” shall mean human alpha-one antitrypsin, also known as alpha-one proteinase inhibitor.

1.6	“A1PI IV Product” shall mean the Baxter Product under this Agreement and the Product under the Distribution Agreement.

1.7	“Baxter Facility” shall mean any facility owned by or on behalf Baxter or an Affiliate of Baxter that is used to manufacture the Baxter Product.

1.8	“Baxter Indemnified Parties” shall have the meaning set forth in Section 11.1.

1.9	“Baxter Product” shall mean any A1PI concentrate prepared by and/or on behalf of Baxter, other than by Kamada and its Affiliates, from human plasma IV-1 or IV-1+4 for intravenous administration that is encompassed by a claim of the Kamada Licensed Patent Rights, or produced using the Kamada Licensed Know-How.

1.10	“Baxter Product IP” shall have the meaning set forth in Section 4.6.

1.11	“Baxter Product IP Option” shall have the meaning set forth in Section 4.6.

1.12	“Baxter Territory” shall mean collectively the United States of America including its territories and possessions, Canada, Australia and New Zealand.

1.13	“Baxter Trademarks” shall mean those trademarks developed by Baxter to market, offer for sale, sell, and have sold Baxter Products, and trademarks associated with Baxter and its affiliates as pharmaceutical manufacturing entities.

1.14	“Biological Materials” shall mean those biological materials provided by Kamada to Baxter as set forth in the Technology Sharing Plan.

1.15	“BLA” shall mean a biologics license application filed with the FDA pursuant to 21 C.F.R. § 601.2 et seq., (or any foreign equivalent filed) with the Regulatory Authorities in a country or territory to obtain authorization to market A1PI IV Product in such country or territory.

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1.16	“BLA Party” shall mean, with respect to each BLA, the Party that owns or holds such BLA pursuant to Section 7.27.2(a).

1.17	“BLA Supplement” shall mean a supplement to a BLA Application filed with the FDA pursuant to 21 C.F.R. § 601.2 et seq., (or any foreign equivalent) filed with the Regulatory Authorities in a country or territory to modify or amend the referenced BLA including, inter alia, to add a Baxter Facility to the BLA.

1.18	“CAPA” shall have the meaning set forth in Section 7.4(a).

1.19	“Claims” shall have the meaning set forth in Section 11.1.

1.20	“Commercially Reasonable Efforts” shall mean the efforts and resources normally used by the relevant Party to carry out such activities in a sustained manner consistent with the efforts such Party uses for products with similar market and profit potential and similar scientific, technical, developmental and regulatory risks based on conditions then prevailing.

1.21	“Competitor” shall mean any third party that operates in the blood plasma derivatives and/or plasma fractionation space.

1.22	“Confidential Information” shall have the meaning set forth in Section 10.1.

1.23	“Control” with respect to any intellectual property shall mean the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party and, with respect to Know-How, also means that such intellectual property is not known to the other Party prior to disclosure thereto, nor freely available from the public domain or any Third Parties.

1.24	“Distribution Agreement” shall have the meaning set forth in the second recital hereto.

1.25	“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

1.26	“Exchange Rate” shall mean with respect to any amount (in respect of which Royalties or other amounts are payable under this Agreement), which is invoiced or received (as applicable) in a currency other than U.S. Dollars, the US Dollar equivalent of such amount converted according to the closing rate on the last Friday of the month as published by Bloomberg.

1.27	“Extraordinary Reasons” shall have the meaning set forth in Section 6.13;

1.28	“FDA” shall mean the U.S. Food and Drug Administration and any successor agency thereto.

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1.29	“Field” shall mean the use of an A1PI concentrate produced from human plasma for intravenous administration in humans.

1.30	“First Commercial Sale” shall mean, with respect to any Baxter Product in any country, the first arms-length sale by Baxter, an Affiliate of Baxter or a Permitted Development and Commercialization Sublicensee, as the case may be, of such Baxter Product to a Third Party in such country; provided, however, that neither (a) transfers of Baxter Product between Baxter and its Affiliates or among one or more Baxter Affiliates nor (b) supply of Baxter Products for clinical trial purposes, shall constitute a commercial sale.

1.31	“Improvements” shall mean improvements made to the manufacturing process and formulations disclosed to Baxter by Kamada for the production of A1PI from human plasma derived Cohn fraction IV-1 or IV-1+4, as embodied in the Technology Sharing Documentation, whether embodied in Patents or Know-How.

1.32	“Indemnified Party” shall have the meaning set forth in Section 11.3.

1.33	“Indemnifying Party” shall have the meaning set forth in Section 11.3.

1.34	“Initial Royalty Rate” shall have the meaning set forth in Section 5.2(a).

1.35	“Kamada Additional Development IP” shall have the meaning set forth in Section 8.4.

1.36	“Kamada Facility” shall mean any facility owned by or on behalf of Kamada that is used to manufacture and supply A1PI IV Product.

1.37	“Kamada Indemnified Parties” shall have the meaning set forth in Section 11.2.

1.38	“Kamada Licensed Know-How” shall mean all Know-How Controlled by Kamada that pertains to the production of an A1PI from human plasma derived Cohn fraction IV-1 for intravenous administration, and all development, clinical, and regulatory information associated with an A1PI-plasma-derived product for intravenous administration.

1.39	“Kamada Licensed Patent Rights” shall mean claim(s) of (a) a Patent that is owned or Controlled by Kamada which are necessary or useful for Baxter to develop for manufacture, manufacture, and distribute an A1PI concentrate prepared from human plasma derived Cohn fraction IV-1 for intravenous administration, and that has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise or (iv) been abandoned; or, (b) a Patent Application that is owned or Controlled by Kamada that is intended to result in a Patent that would be in the definition in (a) above. An initial list of Kamada Licensed Patent Rights is attached as Exhibit 1.39 to this Agreement.

1.40	“Kamada Territory” shall mean all territories not included in the Baxter Territory.

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1.41	“Kamada Trademarks” shall mean those trademarks owned by Kamada for A1PI concentrate prepared from human plasma for intravenous administration registered in the Baxter Territory, expressly including the trademark GLASSIA™.

1.42	“Know-How” shall mean all technical, scientific and other know-how, data, materials, information, trade secrets, ideas, formulae, inventions, discoveries, processes, machines, compositions of matter, improvements, protocols, techniques, works of authorship, and results of experimentation and testing (whether or not patentable) in written, electronic, oral or any other form that is not known to the other Party prior to disclosure thereto nor freely available from the public domain or from Third Parties.

1.43	“License” or “Licenses” shall mean the licenses granted by Kamada to Baxter under Section 4.1 and 4.2.

1.44	“Litigation Award” shall mean the proceeds of any settlement entered into with any Third Party, or the award of monetary damages following legal action against any Third Party, in each case resulting from the enforcement of the Kamada Licensed Patent Rights by Kamada or Baxter within the Field and in the Territory.

1.45	“Milestone” and “Milestone Payment” shall have the meanings set forth in Section 5.3.

1.46	“Minimum PV Information” shall mean the following data elements: a reporter who is identifiable by name, initials and/or address; an identifiable patient/subject (i.e., identifiable by patient number, date of birth, age, or gender); at least one suspected substance/medicinal product; at least one suspected adverse drug event.

1.47	“Minimum Royalty” shall have the meaning set forth in Section 5.2(b).

1.48	“Net Sales” shall mean the gross revenues invoiced by Baxter, its Affiliates and Permitted Commercialization Sublicensees (and by agents and sub-distributors of Baxter with regards to sales of Product) in connection with the sale, lease or other transfer for value of a certain product as provided in this Agreement to Unaffiliated Third Parties in any country within the Baxter Territory; in all cases after deduction of:

(a)	customary trade and quantity discounts actually allowed and taken;

(b)	[*****] due to [*****] (and not to exceed [*****]);

(c)	[*****], to the extent separately invoiced and charged and actually incurred and paid by [*****] to [*****];

(d)	[*****] pursuant to [*****], which require [*****] (including [*****]); and

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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(e)	[*****], to the extent applicable to [*****], and included [*****] and actually paid, but only to the extent not deducted under (a) through (d);

provided, that Baxter has advised Kamada of any exceptional deductions prior to Baxter’s Royalty report under Section 5.6 of this Agreement. Notwithstanding the previous sentence, economic responsibility for Baxter Product recalls shall be determined under Section 7.4 of this agreement.

1.49	“Non-BLA Party” shall mean, with respect to each BLA, the Party that does not hold or own the BLA pursuant to Section 7.1.

1.50	“Party” shall mean Baxter or Kamada and “Parties” shall mean Baxter and Kamada.

1.51	“Paste Supply Agreement” shall mean that certain Amended and Restated Fraction IV-1 Paste Supply Agreement dated as of the date hereof between Baxter Healthcare Corporation and Kamada.

1.52	“Patent(s)” means any claim in an issued patent including any extension, substitution, registration, confirmation, reissue, supplemental protection certificate, re-examination or renewal of such patent, to the extent said patent is valid and enforceable (and in each case any foreign counterpart thereto).

1.53	“Patent Application(s)” shall mean any claim in any present or future application for letters patent, including a provisional application, converted provisional application, continuation application, a continued prosecution application, a continuation-in-part application, a divisional application, a re-examination application, and a reissue application (and in each case any foreign counterpart thereto).

1.54	“Permitted Commercialization Sublicensees” shall mean those persons or entities participating in the import, use, sale or offer for sale of Baxter Product(s), through a Sublicense from Baxter granted in compliance with the terms and conditions of this Agreement.

1.55	“Permitted Manufacturing Sublicensees” shall mean those persons or entities participating in the production process implementation, pre-clinical or clinical development or manufacturing of Baxter Product(s), through a Sublicense from Baxter granted in compliance with the terms and conditions of this Agreement.

1.56	“Permitted Sublicensees” shall mean the Permitted Commercialization Sublicensees and the Permitted Manufacturing Sublicensees.

1.57	“Product Royalty Term” shall have the meaning set forth in Section 5.2(a).

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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1.58	“Regulatory Approval” shall mean, in any country in the world, the registrations, authorizations and approvals (including, but not limited to approvals of New Drug Applications, Biologics License Applications, labeling and reimbursement approvals), licenses (including, but not limited to, product and/or establishment licenses, manufacturing sites) supplements and amendments, pre- and post-approvals, of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Regulatory Authority or governmental entity in such country (including the FDA), necessary for the development (including the conduct of clinical trials), manufacture, distribution, importation, exportation, transport, storage, marketing, promotion, offer for sale, use, or sale of a product in such country.

1.59	“Regulatory Authority” shall mean any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in such country (including the FDA) responsible for overseeing the development (including the conduct of clinical trials), manufacture, distribution, importation, exportation, transport, storage, marketing, promotion, offer for sale, use, or sale of a Product in such country.

1.60	“Regulatory Documentation” shall mean those regulatory documents listed in the Technology Sharing Plan.

1.61	“Related Agreements” shall mean the Distribution Agreement, the Paste Supply Agreement, the Quality Agreement and the Pharmacovigilance Agreement.

1.62	“Remedial Action” shall have the meaning set forth in Section7.4(a)

1.63	“Representatives” shall mean the agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) of Baxter or Kamada, as applicable.

1.64	“Royalties” shall have the meaning set forth in Section 5.2(a).

1.65	“Sublicense” shall mean any right granted, license given, or agreement entered into by Baxter conveying rights under the License to Unaffiliated Third Parties that, in each case, meet the requirements set forth in this Agreement to be a Permitted Sublicensee (whether or not such grant of rights, license given or agreement entered into is described as a sublicense or otherwise).

1.66	“Technology Sharing Documentation” shall mean the documentation set forth in the Technology Sharing Plan.

1.67	“Technology Sharing Plan” shall mean the document setting forth the obligations of the Parties with respect to the disclosure of A1PI processing technology and provision of personnel support by Kamada to Baxter, attached as Exhibit 1.67, as may be amended by mutual agreement of the Parties in writing from time to time.

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1.68	“Technology Sharing Term” shall mean, subject to earlier termination pursuant to this Agreement, the earlier of: (i) the [*****] period of time following the Effective Date; or (ii) lots FDA approval of the manufacturing of a Baxter Product.

1.69	“Term” shall have the meaning set forth in Section 12.1.

1.70	“Third Party” shall mean any entity other than Kamada, Baxter, a Permitted Sublicensee of Baxter or their respective Affiliates, whether such Third Party is a person, company, corporation, limited liability company, partnership or other legal entity, or a division or operating or business unit of such legal entity.

1.71	“Transaction Documents” shall mean, collectively, this Agreement and the Related Agreements.

1.72	“Unaffiliated Third Party” shall mean, with respect to Baxter, an entity, which is not an Affiliate of Baxter and with respect to a Permitted Sublicensee, an entity which is not an Affiliate of such Permitted Sublicensee.

1.73	“US BLA” shall have the meaning set forth in Section 7.1(a).

1.74	“US BLA Supplement” shall have the meaning set forth in Section 7.1(b).

ARTICLE 2.    TITLE. Subject only to the Licenses, and as between Baxter and Kamada, all right, title and interest in and to the Kamada Licensed Patent Rights and Kamada Licensed Know-How and all right, title and interest in and to any drawings, plans, diagrams, specifications, other documents, models, or any other physical matter in any way containing, representing or embodying any of the foregoing, vest and shall vest in Kamada and, except as otherwise expressly set forth herein, Baxter shall not have any claim thereto.

ARTICLE 3.    PATENTS, PATENT MAINTENANCE AND PATENT INFRINGEMENT, TRADEMARKS.

3.1	Patent Prosecution and Maintenance.

(a)	Generally. Notwithstanding anything in this Agreement seemingly to the contrary, (i) the rights and obligations of the Parties set forth in Sections 3.1(a) through (c) shall apply only with respect to the Patents and Patent Applications within the Kamada Licensed Patent Rights; and (ii) the rights and obligations of the Parties set forth in Sections 3.1(a) through (c) shall be effective as of the Effective Date. Kamada shall update Exhibit 1.39 from time to time during the Term (but not less frequently than annually) to include Patents of joint inventions between inventors of Kamada and Baxter, and Patents solely of Kamada inventors, in each case that relate to the Field, that arise after the Effective Date and during and in connection with the performance of the activities of this Agreement; provided, however, that Baxter shall be entitled to all of the rights and benefits of any such Patents to which it is entitled under this Agreement, notwithstanding the delay or failure of Kamada to so update Exhibit 1.39. Kamada shall be responsible for the maintenance of the Patents within the scope of the Kamada Licensed Patent Rights and the prosecution of any additional Patent Applications included within the scope of the Kamada Licensed Patent Rights. Kamada shall bear and pay all costs and fees related to the preparation, filing, prosecution, maintenance and the like of all such Patents and Patent Applications. Kamada shall consider the interests of Baxter in its preparation, filing, prosecution, maintenance and the like of all such Patents and Patent Applications.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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(b)	Baxter’s Rights upon Cessation of Prosecution/Maintenance. In the event that Kamada reasonably decides that it will not continue to prosecute a Patent Application and/or maintain a Patent within the scope of the Kamada Licensed Patent Rights in a jurisdiction, then Kamada shall provide written notice to Baxter. If requested by Baxter, the Parties will meet to discuss the Kamada position, which discussions will include outside patent counsel for either or both Parties at the request of either Party. Kamada agrees to reasonably consider the position of Baxter with respect to Kamada’s decision not to continue prosecution/maintenance. If, following such discussions, Kamada declines to change its position with respect to prosecution/maintenance, then Baxter, in its discretion, may elect to continue to prosecute such Patent Application and/or maintain such Patent in such jurisdiction at its own cost and expense. Baxter shall notify Kamada in writing of Baxter’s election to file and/or continue to prosecute such Patent Application and/or maintain such Patent in any such jurisdiction, at Baxter’s expense. In the event of a Baxter election pursuant to this Section 3.1 to prosecute/maintain any Patent Application and any Patents resulting therefrom, then such Patent Application and any Patents resulting therefrom shall be included within the Kamada Licensed Patent Rights for all purposes of this Agreement and such Patent Application and any Patents resulting there from shall be owned by Kamada and added to Exhibit 1.39. Nothing in this Section 3.1(b) shall relieve Kamada of its obligation to maintain the Kamada Licensed Patent Rights once granted, nor allow Kamada to discontinue prosecution of Kamada Licensed Patent Rights for the sole reason of the cost of prosecution.

(c)	Assistance; Baxter Right to Comment.

(i)          Kamada shall provide to Baxter a copy of any Patent Application that is within the Kamada Licensed Patent Rights that is being prepared for filing with any patent office in the Baxter Territory no later than [*****] prior to filing of said Patent Application. Baxter shall have the right to comment on any Patent Application received from Kamada. Baxter shall provide any such comments reasonably in advance of the filing date to permit Kamada to consider such comments and complete the filing in a timely manner. Kamada shall reasonably consider Baxter’s comments in preparing said Patent Application for filing but will have discretion whether to accept or reject Baxter’s comments.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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(ii)         Kamada shall provide to Baxter a copy of all substantive paper(s) received from any patent office anywhere in the world related to the prosecution and maintenance of any Patent Application within the Kamada Licensed Patent Rights in the Baxter Territory. If Kamada fails to provide a substantive paper(s) in a timely manner, Kamada shall provide to Baxter a reasonable explanation for such failure and such failure, standing on its own, shall not be considered a material breach. No later than [*****] prior to filing a substantive response related to any Patent Application within the Kamada Licensed Patent Rights, Kamada shall provide to Baxter a draft response, and afford Baxter an opportunity to provide any comments Baxter may have. Baxter shall provide any such comments reasonably in advance of the filing date to permit Kamada to complete the filing in a timely manner. Kamada shall reasonably consider Baxter’s comments prior to finalizing and submitting the response but will have discretion whether to accept or reject Baxter’s comments.

3.2	Patent Enforcement. Within and outside the Field, Kamada shall have the primary right, but not the obligation, to carry out actions against any Third Party arising from such Third Party’s actual or anticipated infringement of any Patent(s) within the scope of the Kamada Licensed Patent Rights or defend against a Third Party’s declaratory judgment action alleging the invalidity, unenforceability or non-infringement of any Patent(s) within the scope of the Kamada Licensed Patent Rights, at Kamada’s expense. If Kamada determines that Baxter is an indispensable party to the action, Kamada shall provide written notice to Baxter and Baxter hereby consents to participate in such action. In such event, Baxter shall have the right to be represented in such action using counsel of its own choice, at its own expense. If Kamada brings an action within the Baxter Territory for infringement by a Third Party within the Field that results in a Litigation Award, then the Litigation Award shall be shared by the Parties as provided in Section 5.4. Any recovery against a Third Party by Kamada in an action relating to infringement outside the Field and/or outside the Baxter Territory shall be retained by Kamada to the extent such recovery addresses such infringement outside the Field and/or outside the Baxter Territory. Notwithstanding the foregoing, Kamada agrees that it shall not enter into any settlement, consent, order, consent judgment or other voluntary final disposition of any action it brings under this Section 3.2 relating to the Field and in the Baxter Territory without the prior written consent of Baxter (which consent shall not be unreasonably withheld, conditioned or delayed).

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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3.3	Failure of Kamada to Enforce Patents.

(a)	If Kamada (i) fails to bring an action for infringement within the Baxter Territory and the Field by a Third Party of a Patent within the scope of the Kamada Licensed Patent Rights within a period of [*****] after providing written notice to or receiving written notice from Baxter of the possibility of pursuing such an action, including the evidence supporting such possible action; (ii) notifies Baxter in writing prior to the expiration of such [*****] period that Kamada declines to bring an action for infringement within the Field and in the Baxter Territory; or, (iii) notifies Baxter in writing that it will not defend a declaratory judgment action brought by a Third Party alleging the invalidity, unenforceability or non-infringement of any Patent(s) within the scope of the Kamada Licensed Patent Rights within the Field and the Baxter Territory; then, Baxter shall have the right, but not the obligation, to bring and control any such action using counsel of its own choice, at its own expense on no less than [*****] prior written notice to Kamada.

(b)	If Baxter determines that Kamada is an indispensable Party to the action, Baxter shall provide written notice to Kamada and Kamada shall consent to participate in such action. To the extent that Kamada participates in such action and Kamada consents to be represented by counsel of Baxter’s choosing, Baxter shall pay Kamada’s reasonable expenses resultant from such action. In the event that Kamada participates in such an action, but does not consent to representation by counsel selected by Baxter, Kamada shall have the right to be represented in such action using counsel of its own choice at its own expense. Baxter shall have no right to bring an action for infringement by a Third Party outside the Field or the Baxter Territory of any Patent within the scope of the Kamada Licensed Patent Rights.

(c)	If Baxter brings an action for infringement or misappropriation by a Third Party under Section 3.3(a)(i) or (ii), or defends a declaratory judgment action brought by a Third Party alleging the invalidity, unenforceability or non-infringement of any Patent(s) within the scope of the Kamada Licensed Patent Rights under Section 3.3(a)(iii) (in either case, with or without participation by Kamada), that results in a Litigation Award for damages within the Baxter Territory and the Field, then the Litigation Award shall be shared by the Parties as provided in Section 5.4. Any Litigation Award, or portion of a Litigation Award, which is for damages outside the Field or Baxter Territory shall be, as between the Parties, the exclusive property of Kamada.

(d)	Notwithstanding the foregoing, Baxter agrees that it shall not enter into any settlement, consent, order, consent judgment or other voluntary final disposition of any action it brings under this Section 3.3 without the prior written consent of Kamada (which consent shall not be unreasonably withheld, conditioned or delayed).

3.4	Patent Defense. If, as the result of an action brought by Baxter under Section 3.3, a Third Party raises a defense or otherwise alleges the invalidity or unenforceability of any of the Patent rights contained within the scope of the Kamada Licensed Patent Rights being asserted in such action, Baxter shall consult with Kamada regarding the defense of the invalidity claim and Baxter shall reasonably consider Kamada’s comments in defending such claim. Notwithstanding the foregoing, Baxter agrees that it shall not enter into any settlement, consent, order, consent judgment or other voluntary final disposition of any action referred to under this Section 3.4 without the prior written consent of Kamada (which consent shall not be unreasonably withheld, conditioned or delayed).

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3.5	Notices Regarding Patent Actions. Each Party shall keep the other Party informed and shall promptly provide copies to such other Party of all documents regarding all such claims, notices, actions or proceedings instituted by or against such other Party as contemplated under any of the provisions of this ARTICLE 3.

ARTICLE 4.    LICENSES.

4.1	Grant of Licenses.

(a)	(i) Kamada hereby grants to Baxter and its Affiliates a worldwide, royalty-bearing license within the Field, with the right to Sublicense (but only by Baxter) to Permitted Manufacturing Sublicensees as provided in Section 4.3 below, under the Kamada Licensed Patent Rights and Kamada Licensed Know-How, to develop, make, have made, import, export, and use Baxter Product(s); provided, that such license shall only be exclusive within the Baxter Territory, and provided, further, that such imports, exports and use do not involve directly or indirectly marketing and distribution of Baxter Products outside the Baxter Territory. Baxter may Sublicense the license granted under this Section 4.1(a)(i) to Permitted Manufacturing Sublicensees, only for the purposes of furthering development and manufacture of Baxter Products by Baxter under this Agreement, and no Permitted Research and Manufacturing Sublicensee shall be permitted to independently, or through Third Parties, develop or manufacture A1PI products under the Sublicense.

(ii) Kamada also grants to Baxter and its Affiliates an exclusive, royalty-bearing license within the Field, with the right to Sublicense (but only by Baxter) to Permitted Commercialization Sublicensees as provided in Section 4.3 below, under the Kamada Licensed Patent Rights and Kamada Licensed Know-How to sell, offer for sale, have sold, and otherwise distribute and market Baxter Product in the Field in the Baxter Territory. Kamada shall not, prior to termination or expiration of this Agreement, directly or indirectly sell, have sold, or otherwise distribute, or license the Kamada Licensed Patent Rights and Kamada Licensed Know-How to any Third Party to sell, offer for sale, have sold, and otherwise distribute and market, any A1PI product for intravenous administration in the Field in the Baxter Territory. For the avoidance of doubt, Baxter shall have no right to sell, have sold, offer for sale or otherwise market any product that is encompassed by a claim of the Kamada Licensed Patent Rights, or produced using the Kamada Licensed Know-How, in the Kamada Territory or outside the Field.

(b)	As of the Effective Date, Kamada hereby grants to Baxter an exclusive right within the Field to enforce the Kamada Licensed Patent Rights in the Baxter Territory pursuant to the terms, and subject to the limitations and rights reserved to Kamada as expressly set forth in this Agreement, including, without limitation Sections 3.2 through 3.5, and Section 5.4.

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4.2	Duration of Licenses. The Licenses granted to Baxter in Section 4.1 shall commence on the Effective Date and, unless otherwise agreed by the Parties in writing, shall terminate upon the effective termination of this Agreement; provided that if, and only if, the termination of this Agreement occurs by expiration at the end of the Product Royalty Term, then effective upon such termination (i) Kamada hereby grants to Baxter a fully paid-up, non-exclusive, royalty-free, perpetual, non-cancellable, license, with rights to Sublicense, under the Kamada Licensed Patent Rights and the Kamada Licensed Know-How to develop, make, have made, import, export, use, sell, offer for sale and have sold the Baxter Products in the Field in accordance with this Agreement and (ii) Kamada covenants that it shall not thereafter attempt to enforce against Baxter, its Affiliates or Permitted Sublicensees any of the Kamada Licensed Patent Rights in the Field.

4.3	Sublicensing.

(a)	Baxter (but not its Affiliates) shall be permitted, pursuant to the Licenses granted to Baxter in Section 4.1(a) of this Agreement, to grant Sublicenses to Permitted Sublicensees; provided, however, that any such sublicensing by Baxter is in compliance with the requirements and restrictions of this Section 4.3. Any Sublicense granted by Baxter that is not in compliance with the requirements and restrictions of this Section 4.3 shall be null and void.

(b)	Any Sublicense granted to any Permitted Commercialization Sublicensee or Permitted Manufacturing Sublicensee shall be subject to all of the following requirements: (i) any such Sublicense shall be subject to all of the terms and conditions of this Agreement; (ii) all Permitted Sublicensees shall acknowledge and agree in writing that such Permitted Sublicensee will abide by all of the terms and conditions of this Agreement and that such Permitted Sublicensee shall be directly liable to Kamada, jointly and severally with Baxter, for any breach of this Agreement by such Permitted Sublicensee and that the sublicense granted to each such Permitted Sublicensee will automatically terminate upon termination of this Agreement; (iii) prior to granting any such Sublicense, Baxter shall notify Kamada of the identity of the proposed Permitted Sublicensee and the scope of the Sublicense to be granted. No Permitted Sublicensees shall have the right to grant further Sublicenses. Baxter may Sublicense the license granted under Section 4.1(a)(i) to Permitted Manufacturing Sublicensees only for the purposes of furthering development and manufacture of Baxter Products by Baxter under this agreement, and no Permitted Research and Manufacturing Sublicensee shall be permitted to independently, or through Third Parties, develop or manufacture A1PI products under the Sublicense.

(c)	Notwithstanding the foregoing, Baxter’s grant of any Sublicense shall not relieve Baxter from any of its obligations under this Agreement and Baxter shall remain liable for any breach of this Agreement by a Permitted Sublicensee (and Baxter shall be jointly and severally liable for any breach of this Agreement or any Sublicense agreement by any Permitted Sublicensee). Further, for the avoidance of doubt, Baxter agrees that it shall not grant a Sublicense of any License granted in this Agreement for the purpose of permitting such Permitted Sublicensee to independently develop or commercialize any Baxter Product.

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4.4	Kamada Rights and Limitations.

(a)	Notwithstanding anything to the contrary in this Agreement, and without limiting any other retained rights, the Licenses granted by Kamada to Baxter under Section 4.1 shall be subject to the rights retained by Kamada and its Affiliates to practice, outside of the Field, the Kamada Licensed Patent Rights and Kamada Licensed Know-How for any purposes, including the research, development, manufacture and commercialization of products, whether itself or with or for others. Notwithstanding anything to the contrary in this Agreement, Baxter hereby covenants not to develop manufacture sell, or have sold, an Alpha 1 – Proteinase Inhibitor inhaled product developed or manufactured using the Kamada Licensed Patents and/or the Kamada Licensed Know-How, absent a license from Kamada expressly authorizing Baxter to do so (which license is not granted hereunder). Baxter also covenants not to make or cause to be made any regulatory filings with respect to an Alpha 1 – Proteinase Inhibitor inhaled product developed or manufactured using the Kamada Licensed Patents and/or the Kamada Licensed Know-How, or any or intellectual property filings which specifically claim an Alpha 1 – Proteinase Inhibitor inhaled product developed or manufactured using the Kamada Licensed Patents and/or the Kamada Licensed Know-How, without the prior and express written consent of Kamada (which consent is not granted hereunder). Baxter shall promptly upon the request of Kamada assign to Kamada any and all intellectual property and regulatory filings obtained by Baxter in violation of this paragraph. Any breach of this paragraph, in whole or in part, shall constitute a material breach hereof. This Section 4.4 shall survive after the date on which this Agreement has been terminated or expired under Section 12.1.

(b)	If Baxter files an application for marketing authorization of a product which Kamada believes to be in violation of this Agreement, Kamada shall have the right to audit Baxter’s production process for that product. Such audit shall be upon written request by Kamada, after which the parties shall agree on a timetable for the submission of Baxter’s production process documentation to Kamada by Baxter, no later than [*****] after such written notice. The audit shall be conducted under the terms of a separate confidentiality agreement between the Parties. After Kamada has reviewed the production process documentation, the parties shall confer on the results of Kamada’s audit. For clarity, it is agreed that the provisions of this paragraph or the results of the audit shall not limit Kamada’s rights to enforce its rights or the provisions of this Agreement if it believes them to have been infringed or breached.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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4.5	Cross-License to Improvements. Baxter and/or Kamada may make Improvements. Such Improvements, and all intellectual property resulting therefrom, shall be the property of the Party which makes the Improvement. All Improvements made by Kamada by the earlier of (i) the end of the Product Royalty Term or (ii) the termination of this Agreement, shall be deemed Kamada Licensed Patent Rights or Kamada Licensed Know-How, and shall be included in the licenses in this ARTICLE 4 for no additional consideration. All Improvements made by Baxter by the earlier of (i) the end of the Product Royalty Term or (ii) the termination of this Agreement, shall be licensed by Baxter to Kamada, as a fully paid-up, perpetual, royalty-free license, with the right to sublicense, to develop, have developed, import, export, use, manufacture, have manufactured, market, have marketed, distribute, have distributed, offer for sale or have offered for sale, sold, or have sold in the Kamada Territory and in the Baxter Territory, A1PI products, but in the Baxter Territory only (i) for or to Baxter and its Affiliates; (ii) for A1PI products which are not A1PI IV Products or (iii) for any A1PI products following the termination of this Agreement, unless this Agreement is terminated by Baxter under Sections 12.2(b), for no additional consideration. The rights acquired by the Parties in this Section 4.5 shall survive termination or expiration of this Agreement.

4.6	Kamada Option to Non-Improvement, Non-Additional Indication Development IP. If, during the Product Royalty Term, Baxter makes intellectual property in the form of Patents or Know-How for Baxter Products which are not Improvements or Additional Indication Development IP (as defined in Section 8.3, below) (“Baxter Product IP”), then such Baxter Product IP shall be promptly disclosed to Kamada and Kamada shall have an option to license such Baxter Product IP from Baxter for the production of A1PI products to be marketed, offered for sale, sold, or have sold in the Kamada Territory (“Baxter Product IP Option”). Such Baxter Product IP Option shall be for a period starting upon disclosure of Baxter Product IP to Kamada by Baxter, and ending [*****] years from such disclosure to Kamada. If, during the Baxter Product IP Option period, Kamada exercises the option by written notice to Baxter, the Parties shall enter into licensing negotiations in good faith to license the Baxter Product IP to Kamada under reasonable terms.

4.7	Trademarks.

(a)	Kamada grants to Baxter a non-exclusive, royalty-free license to use Kamada Trademarks for the sole purpose of marketing, offering for sale, selling, having sold, advertising and promoting Baxter Products under this Agreement. Such license shall not be transferable in whole or in part, except as permitted in Section 4.3. Such license shall terminate upon the termination or expiration of this Agreement.

(b)	Kamada shall be solely responsible for selecting, registering and enforcing Kamada Trademarks and, except as otherwise expressly set forth in this Agreement, shall have sole and exclusive rights in and ownership of such Kamada Trademarks.

(c)	Baxter shall have the right to develop Baxter Trademarks for use in marketing, offering for sale, selling, and having sold Baxter Products under this Agreement. Baxter shall be solely responsible for selecting, registering and enforcing Baxter Trademarks and shall have sole and exclusive rights in such Baxter Trademarks.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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(d)	Upon termination of this Agreement, unless Baxter terminates the Agreement pursuant to Section 12.2(b) or 12.2(c), Baxter shall promptly assign or cause to be assigned to Kamada all Baxter Trademarks that Baxter or any of its Affiliates owns and/or has developed in a country within the Baxter Territory with respect to such country, unless Baxter has marketed products that are not A1PI IV Products with such Baxter Trademark in such country or unless the Distribution Agreement with respect to such country is in effect. For the avoidance of doubt, if Baxter commercially uses the trademark on one or more products in addition to the Baxter Product, Baxter shall not be obligated to assign such trademark to Kamada.

ARTICLE 5.    FINANCIAL CONSIDERATIONS.

5.1	Generally. The Parties have determined that, for their convenience, appropriate consideration for Baxter’s use of the Kamada Licensed Patent Rights and Kamada Licensed Know-How shall be the Milestone Payments, and a royalty paid on the Net Sales of Baxter Product for defined, date certain periods, [*****].

5.2	Royalties.

(a)	Royalty Rates and Term. Baxter shall pay Kamada royalties on Net Sales of Baxter Products as provided in this Section 5.2 (collectively “Royalties”). Baxter shall pay Kamada Royalties of [*****] of Net Sales of the Baxter Product (the “Initial Royalty Rate”) until the [*****] year anniversary of the Effective Date. Beginning after the [*****] year anniversary of the Effective Date, Baxter shall pay Kamada Royalties of [*****] of Net Sales of the Baxter Product until the [*****] anniversary of the Effective Date. The period from the Effective Date until the [*****] anniversary of the Effective Date is the “Product Royalty Term.”

(b)	Minimum Annual Royalties. Beginning upon the earlier of (i) the year of the First Commercial Sale or (ii) as specified in Section 4.5 of the Distribution Agreement, the minimum annual Royalty payable by Baxter to Kamada in each calendar year during the Product Royalty Term (the “Minimum Royalty”) shall be Five Million Dollars ($5,000,000); provided that: the Minimum Royalty for the year of the First Commercial Sale shall be prorated to the portion of the year after the First Commercial Sale.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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(c)	Royalty Stacking. To the extent Baxter reasonably determines, following consultations with Kamada that it is obligated to or that it is commercially reasonable to obtain a license for any intellectual property from a Unaffiliated Third Party in order to commercialize a Baxter Product in the Field in the Baxter Territory, subject to Kamada’s prior written consent, which shall not be unreasonably withheld or delayed, Baxter may reduce the Royalty applicable to such Baxter Product by an amount up to [*****] of the royalty payable to such third party; provided, however, that in no case shall such reduction (or the aggregate reduction if multiple third party licenses are required) exceed [*****] of the Initial Royalty Rate and, provided further, that the Royalty applicable to any Baxter Product shall not be reduced by any such royalties payable to such Unaffiliated Third Party to the extent that such royalties are for intellectual property connected with human plasma IV-1+4 or related to the production of Baxter Product with human plasma IV 1+4.

(d)	Diligence – Commercial Launch. Baxter shall use Commercially Reasonable Efforts to (i) have, by [*****], a production line dedicated to the production of the Baxter Product and (ii) launch the Baxter Product in the United States of America, no later than [*****].

5.3	Milestones. In consideration of the undertakings by Kamada pursuant to this Agreement, and the grant of the License by Kamada to Baxter hereunder, Baxter agrees that it shall, within [*****] after Kamada’s written notice of the achievement of the applicable milestone set forth below (each a “Milestone”), pay to Kamada the applicable non-refundable, non-creditable milestone amount (each, a “Milestone Payment”) set forth below adjacent to such activity. Milestone Payments are not guaranteed payments, and Baxter shall not be obligated to make a Milestone Payment unless all conditions precedent to such Milestone Payment have been fully satisfied.

Milestone	Milestone Payment (USD)
Handover of [*****].	$5,000,000
[*****]	$5,000,000
[*****]	[*****]

5.4	Litigation Awards. The Parties shall equally share any Litigation Award after each Party has been fully reimbursed for all out-of-pocket fees and expenses incurred in connection with the legal action.

5.5	Payment of Royalties and Litigation Awards.

(a)	Royalties payable to Kamada pursuant to this Agreement shall be paid to Kamada in U.S. Dollars, on a [*****] basis no later than [*****] after the end of each such [*****], commencing with the first [*****] in which any Net Sales of Baxter Products are made. No later than [*****] after the end of any calendar year following the First Commercial Sale, if the Minimum Royalties due for such year exceed the Royalties paid for such year, such excess amount shall be paid to Kamada. The recipient of any Litigation Award proceeds shall pay the amount due to the other Party in accordance with the allocation described in Section 5.4 within [*****] business days of receipt thereof. All amounts not paid when due under this Agreement shall bear interest at the rate of [*****], compounded [*****] or, if less, the highest rate allowable by applicable law, from the due date until the date of payment.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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(b)	With respect to Net Sales of Baxter Products invoiced in a currency other than U.S. Dollars, the Net Sales of Baxter Products and corresponding Royalties payable shall be expressed in the report provided pursuant to Section 5.6 in the domestic currency of the party making the sale as well as in the U.S. Dollar equivalent of the Net Sales of Baxter Products and corresponding Royalties payable and the Exchange Rate used in determining the amount of U.S. Dollars.

5.6	Reporting. Baxter shall submit to Kamada no later than [*****] after the end of each [*****], commencing with the first [*****] in which any Net Sales of Baxter Products are made, a report setting out all amounts owing to Kamada in respect of such previous calendar quarter to which the report refers, including: (a) the aggregate Net Sales of Baxter Products made by Baxter, its Affiliates and Permitted Commercialization Sublicensees, including a breakdown of Net Sales of Baxter Products by country, currency of sales, number and type of Baxter Products sold; (b) deductions applicable, as provided in the definition of Net Sales; and (c) any other matter necessary to enable the determination of the amounts payable hereunder. Baxter will ensure that all calculations and reports to be provided to Kamada are prepared in accordance with applicable generally accepted accounting principles consistently applied by Baxter, and consistent with the financial statements and public reporting of Baxter.

5.7	Audit. At Kamada’s expense, and no more than [*****] each [*****], Kamada shall be entitled to appoint a Third Party representative to inspect, during normal business hours and upon no less than [*****] advance written notice, Baxter’s and Baxter’s Affiliates’ and Permitted Commercialization Sublicensees’ books of account, records and other documentation to the extent necessary for the verification of the amounts due to Kamada under this Agreement. Upon receipt of written notice, Baxter and Kamada shall confer to agree upon an acceptable date for the audit, taking into account normal activities of Baxter’s finance function (e.g., quarter end and year end activities). In the event that any such inspection reveals any underpayment by Baxter to Kamada in respect of any year of the Agreement in an amount exceeding [*****] of the amount actually paid by Baxter to Kamada in respect of such year then Baxter shall (in addition to paying Kamada the shortfall), bear the costs of such inspection.

5.8	Taxes. All amounts due to Baxter or Kamada hereunder [*****]; provided, however, that the Parties shall cooperate to minimize any tax liability, provided, however, that the payor shall deduct any applicable withholding taxes or similar mandatory government charges levied by any governmental jurisdiction from the amount due to the payee hereunder. Baxter and Kamada will cooperate in obtaining any necessary documentation required under applicable tax law, regulation, or intergovernmental agreement.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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ARTICLE 6.    TECHNOLOGY SHARING.

6.1	Notwithstanding the use of the term ‘Technology Sharing’ and notwithstanding anything contained in this Agreement or any of the Related Agreements to the contrary, nothing in any of the Transaction Documents is intended to or is to be interpreted as an obligation of Kamada to transfer legal title to any of the intellectual property assets licensed by Kamada under this Agreement to Baxter. Further, for the avoidance of doubt, the term ‘Technology Sharing Plan’ (and its related defined terms) is intended to refer to the process by which Kamada will disclose to Baxter and will train Baxter with respect to the skills, knowledge, technologies and methods of manufacturing that Kamada possesses (or will develop during the Term) to ensure that Baxter is able to exploit such skills, knowledge, technologies and methods in the Baxter Territory as more specifically detailed in Exhibit 1.67 to this Agreement.

6.2	Kamada expressly undertakes, under the provisions set forth below and as further set forth in the Technology Sharing Plan (Exhibit 1.67) the following:

(a)	by [*****], for no additional consideration, to complete a speedy and efficient disclosure to Baxter of all Technology Sharing Documentation, including, without limitation, Regulatory Documentation, all documentation related to yield improvement for A1PI, and all other information, materials and documentation reasonably necessary for or directly related to Baxter’s exercise of the rights licensed herein as listed in Exhibit 1.39, as well as all copies of documents reasonably requested by Baxter, provided that such documents are in Kamada’s possession and that such access shall comply with all state and federal statute requirements;

(b)	until the end of the Technology Sharing Term, to provide Baxter and relevant health authorities with such access to Kamada’s offices and laboratory and production facilities in Israel as is reasonable to advance the sharing of Kamada’s technology under the Technology Sharing Plan, upon prior coordination with Kamada of at least [*****] and during normal business hours, provided that such visits may not unduly burden Kamada’s normal work activities, and to provide consultation and advice reasonably requested by Baxter or any said authority during any such visit, all for no additional consideration;

(c)	for [*****], to provide Baxter and Baxter’s third party contract partners with all other consultation and advice necessary or evidently beneficial for effecting said disclosure, including training and consultation performed at such locations as determined in the Technology Sharing Plan, with Kamada providing up to an aggregate amount of [*****] for no additional consideration to fulfill its obligations under the Technology Sharing Plan. For clarity, the [*****] shall include all time spent by Kamada personnel or its outside advisors in fulfilling its obligations under the Technology Sharing Plan unless otherwise specifically indicated under the Technology Sharing Plan.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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(d)	until the end of the Technology Sharing Term, to supply Baxter, for no additional consideration, with quantities of the Biologic Material as listed in Exhibit 1.39 necessary or beneficial for Baxter to start development of the manufacturing of Baxter Products and to establish production of the Baxter Products at its own facilities provided that such biological material is in Kamada's possession and that Baxter bears all costs associated with shipping the Biologic Material; and,

(e)	until the end of the Technology Sharing Term, ensure that, throughout the disclosure process it shall have adequate numbers of persons qualified to provide the foregoing assistance and services to Baxter.

6.3	Notwithstanding the dates and timelines set forth in this Agreement and in Exhibit 1.67, the Parties acknowledge and agree that the timelines and dates shall be accelerated pursuant to the Distribution Agreement in the event of a Failure (as such term is defined therein). The Parties further agree that time is of the essence as regards all said actions, and in particular the disclosure of Kamada Licensed Know-How, technology, Biological Material, Technology Sharing Documentation and other information and materials to Baxter.

6.4	Kamada shall use its Commercially Reasonable Efforts to complete the timely disclosure to Baxter of all Technology Sharing Documentation, Kamada Licensed Know-How, Biological Material, Regulatory Documentation, and other documentation and materials as set forth in Sections 6.2(a) and 6.2(d), except that if any delay in such disclosure is the result of a delay by Baxter, Kamada’s obligation to disclose shall be delayed by such period of time reasonably resulting from Baxter’s delay, but no less than the period of Baxter’s delay.

6.5	If Baxter requires additional Kamada resource time or requires consultancy and advice after using the [*****] personnel hours, which are for no additional consideration, or after [*****] from the Effective Date, the Parties may mutually agree on reasonable support. Whenever support including support provided under Section 6.2(c) requires Kamada personnel to travel to Baxter’s facilities or any other facility determined by Baxter, Baxter shall bear all reasonable travel expenses (including accommodation) and a per diem [*****] per day for meals. For additional support beyond the [*****] personnel hours under Section 6.2(c) Baxter shall pay the hourly fees of the Kamada employees traveling to Baxter as follows: for [*****] per hour, for [*****] per hour, for [*****] per hour and [*****] (e.g., [*****] per hour. The hourly fees of other Kamada employees which are not described above, traveling to Baxter shall be determined on a case-by-case basis. Following a Baxter request for additional support Kamada will provide the estimated cost including hourly rates. During such support, Kamada will periodically provide Baxter with a detailed report of the hours worked by such Kamada employees, the employees utilized, and the employee rates which are to be charged to Baxter. Baxter shall pay all fees and expenses due to Kamada under this Section 6.5 within [*****] days of its receipt of an invoice related thereto.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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6.6	Neither Party shall be obliged to disclose any information to the other if it is prevented from doing so by an obligation to another person, provided, however, that the Parties agree to make all reasonable efforts to obtain consent to disclose such information. If that obligation is not absolute but is conditional upon the observance of conditions there shall be no obligation to make such disclosure except against an undertaking to observe such conditions.

6.7	If Baxter finds information and data provided by Kamada incorrect or incomplete, Baxter may request that Kamada provide additional information necessary to correct or supplement previous information, and Kamada shall provide such information and data without undue delay, provided that such information is within Kamada’s possession.

6.8	Kamada shall not at any time after the Effective Date destroy any relevant documents related to the A1PI technology, and in particular Kamada will not destroy or dispose of any documents related to the clinical investigation of the A1PI and A1PI containing products without notice to Baxter. If Kamada desires to dispose of any such document, Kamada shall inform Baxter of such desire to dispose of such documents, and shall, at Baxter’s option, disclose any such document to Baxter without undue delay.

6.9	Further, Kamada shall in particular inform Baxter of any additional information, documentation or materials in Kamada’s possession or control that reasonably could assist Baxter in the development or production of the A1PI manufactured by Kamada, or any bulk A1PI product, of which Kamada is aware. In particular Kamada shall, until the end of the Technology Sharing Term and as a part of its quality assurance system, send Baxter all updated versions of all documents and/or other material, which have already been disclosed to Baxter, in a timely manner, provided that Kamada shall promptly forward material updates to material documents.

6.10	Kamada shall retain original documents to the extent and for the time period legally required, and Kamada shall have the right to retain copies of any original documents disclosed to Baxter for its records. Kamada shall further retain all original documentation from any A1PI clinical studies and trials in its possession while the regulatory license(s) for Baxter Products are maintained, including without limitation master files for such studies and trials, and will arrange with Baxter for the shipment of said originals to Baxter if Kamada at any time desires to dispose of said documents. If Kamada wishes to transfer any such documentation to any third party, it shall first obtain an undertaking from that party allowing Baxter access to such documentation or copies thereof under the terms of this Agreement.

6.11	Kamada shall in all aspects of the technology disclosure to Baxter of its A1PI production processes use its Best Efforts to execute all of its obligations to provide Technology Sharing Documentation and to support the technology disclosure to Baxter under the Technology Sharing Plan.

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6.12	In conjunction and coordination with the efforts of Kamada described in this Section, Baxter shall develop the capability to use Kamada Licensed Patents and Kamada Licensed Know-How at a facility owned by Baxter (or its Affiliate) for the purpose of processing A1PI from human plasma in accordance with the terms of this License.

6.13	Incomplete technology sharing by Kamada shall be a material breach of its obligations under this Agreement, subject to the remedies set forth in Exhibit 14.8. For the purposes of this agreement, an incomplete technology sharing shall mean:

a)	Kamada’s failure, other than through serious illness of key personnel, accident, good faith error, or other reasonably extenuating circumstance, to attend within a [*****] period at least [*****] regularly scheduled meetings or [*****] regularly scheduled teleconferences of the Technology Sharing Sub-Committee; provided that Kamada did not propose an alternative date for such meeting or teleconference within [*****] of its failure to attend with such date being within [*****] of the original date of the meeting or teleconference and Kamada attended the meeting or teleconference on such proposed date;

b)	Kamada’s failure, other than through serious illness of key personnel, accident, good faith error or other reasonably extenuating circumstance, to attend [*****] meetings or [*****] teleconferences duly called, by Baxter for Extraordinary Reasons with reasonable notice under the circumstances which shall be provided [*****], for a meeting, or [*****], in the case of a teleconference, in advance, along with a written notice detailing the Extraordinary Reasons (as defined below); provided that Kamada did not propose an alternative date for such meeting or teleconference within [*****] of its failure to attend, with such date being within [*****] of the original date of the meeting or teleconference and Kamada attended the meeting or teleconference on such proposed date;

c)	Kamada’s failure to provide Baxter with [*****], however, to (1) reasonable delays occurring in the natural course of business, with delays of [*****] or less being deemed reasonable delays and (2) delays resulting from delays by Baxter; in such case Kamada’s obligations shall be delayed by such period of time reasonably resulting from Baxter’s delay, but no less than the period of Baxter’s delay;

d)	Kamada’s failure to provide Baxter with any [*****] without which Baxter’s interests under the Agreement, or Baxter’s exercise of the rights, title and/or interests granted by Kamada under the Agreement, would be materially prejudiced within [*****] of Baxter’s request specifically listing the [*****], provided that such [*****] was in the possession of Kamada and known to be in the possession of Kamada by Kamada personnel. Any such allegation of such failure to provide shall be provided as written notice to Baxter, and Kamada shall have [*****] days to respond to this allegation, before this failure shall be deemed a material breach.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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It is hereby clarified that Kamada shall not be deemed to have failed to attend any meeting or teleconference, if Kamada, notwithstanding any other provisions of notice in this Agreement, notified to Baxter via any method, at least [*****] in advance, that it would not be able to attend and shall have proposed an alternative date for such meeting or teleconference within [*****] of the original date of the meeting or teleconference, with such date being within [*****] days of the original date and Kamada attended the meeting or teleconference on such proposed date.

“Extraordinary Reasons” shall mean Baxter’s reasonable determination that it lacks a specific item of information which prevents it from continuing its regularly scheduled progress of assimilating the information transferred to it in accordance with the Technology Sharing Plan.

Kamada shall not be in material breach of its obligations under this Agreement if:

a)	Any failure by Kamada to fulfil any of its obligations under the detailed Technology Sharing Plan is reasonably due to the failure of Baxter to fulfil any of its obligations under the detailed Technology Sharing Plan;

b)	Any substitution of any material, reagent, equipment, process or procedure by Baxter for those used by Kamada results in different yields, quality, or other manufacturing and product parameters from those obtained by Kamada in Kamada facilities when the A1PI technology is used by Baxter in Baxter’s facilities, provided that Kamada has used its Commercially Reasonable Efforts in assisting Baxter with the technology sharing in accordance with the Technology Sharing Plan.

6.14	Incomplete technology sharing by Baxter shall be a material breach of its obligations under this Agreement, subject to the remedies set forth in Exhibit 14.8. For the purposes of this agreement, an incomplete technology sharing shall mean:

a)	Baxter’s failure, other than through serious illness of key personnel, accident, good faith error or other reasonably extenuating circumstance, to attend within a [*****] period at least [*****] regularly scheduled meetings or [*****] regularly scheduled teleconferences of the Steering Committee; provided that Baxter did not propose an alternative date for such meeting or teleconference within [*****] hours of its failure to attend with such date being within [*****] days of the original date of the meeting or teleconference and Baxter attended the meeting or teleconference on such proposed date;

b)	Baxter’s failure, other than through serious illness of key personnel, accident, good faith error or other reasonably extenuating circumstance, to attend [*****] meetings or [*****] teleconferences duly called, with reasonable notice under the circumstances, by Kamada for extraordinary and urgent reasons; provided that Baxter did not propose an alternative date for such meeting or teleconference within [*****] hours of its failure to attend with such date being within [*****] days of the original date of the meeting or teleconference and Baxter attended the meeting or teleconference on such proposed date;

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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It is hereby clarified that Baxter shall not be deemed to have failed to attend any meeting or teleconference, if Baxter, notwithstanding any other provisions of notice in this Agreement, notified to Kamada via any method, at least [*****]in advance, that it would not be able to attend and shall have proposed an alternative date for such meeting or teleconference within [*****] of the original date of the meeting or teleconference, with such date being within [*****] of the original date and Baxter attended the meeting or teleconference on such proposed date

ARTICLE 7.    REGULATORY MATTERS.

7.1	Regulatory Documentation and Regulatory Licenses.

(a)	United States BLA. Kamada shall be responsible, at its sole cost and expense for obtaining and maintaining the BLA for all A1PI IV Product that is manufactured in the Kamada Facility for sale in the United States, its territories and possessions (the “US BLA”). Kamada shall own such US BLA; provided, however, that following Practice Runs (as defined in the Technology Sharing Plan), the Clinical/Regulatory Sub-Committee (CRSC) shall discuss, in good faith, the possible regulatory options for the Baxter Product, including transferring the US BLA to Baxter, sharing the BLA between Kamada and Baxter, and any other possible regulatory pathways. The CRSC shall also determine the timelines, procedures and costs (if any) to be paid by Kamada or Baxter to effect such regulatory options chosen by the CRSC.

(b)	United States BLA Supplement. Baxter shall be responsible, at its sole cost and expense for preparing and maintaining the BLA Supplement for all A1PI IV Product that is manufactured in a Baxter Facility, for sale and distribution in the United States, its territories and possessions (the “US BLA Supplement”). Kamada shall reasonably cooperate, at its sole cost and expense, with Baxter in Baxter’s efforts to prepare and/or maintain the US BLA Supplement. In connection therewith, Kamada shall provide Baxter with copies of such Regulatory Documentation, Regulatory Approvals and other information that may be necessary and/or useful in Baxter’s efforts pursuant to this Section 7.1(b) to the extent that such information is in Kamada’s possession or is reasonably accessible by Kamada. Kamada shall be responsible, as BLA holder, for reviewing, filing and holding the BLA Supplement. During the Term of this Agreement, Kamada shall also timely provide Baxter with copies of updated or amended Regulatory Documentation, Regulatory Approvals and related information as they are submitted to the respective Regulatory Authorities with respect to the Baxter Product.

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(c)	Other Territories. Baxter, shall have the exclusive right and shall be responsible, at its sole cost and expense for obtaining and maintaining all other BLAs for all A1PI IV Product for sale and distribution in any country in the Baxter Territory other than the United States, its territories and possessions. Baxter shall own all such BLAs; provided that (i) Kamada shall be notified of all submissions to Regulatory Authorities in such countries if they affect the A1PI IV Products or Kamada’s products and shall receive electronic copies of such submissions, (ii) if such Regulatory Authorities require additional studies or information, the expense of such studies or providing such information shall be borne by Baxter and (iii) the terms of Section 7.2 below shall apply, mutatis mutandis, with respect to any communication with any applicable Regulatory Authority.

7.2	Regulatory Authority Communications.

(a)	Generally. Except as expressly set forth in this Section 7.2 or as otherwise requested in writing, the Non-BLA Party shall not, directly or indirectly, communicate with the FDA or the Regulatory Authorities of the applicable country regarding any Regulatory Approval or BLA for the A1PI IV Product in such country.

(b)	Oral Communication Initiated by Regulatory Authority. If the FDA or other Regulatory Authority initiates any unscheduled oral communication with the BLA Party directly regarding the Non-BLA Party’s products, or which could impact the Non-BLA Party’s products, BLA Party shall have the right to respond to such communication to the extent reasonably necessary or appropriate under the circumstances; provided, however, that (i) BLA Party shall use reasonable efforts to limit the communications regarding the Non-BLA Party’s products that are conducted without the participation of Non-BLA Party; (ii) promptly thereafter, the BLA Party shall provide the Non-BLA Party with written notice thereof in reasonably specific detail describing the communications regarding Non-BLA Party’s products; and (iii) BLA Party promptly shall provide Non-BLA Party’s with copies of all minutes and other materials resulting therefrom.

(c)	With respect to any meetings, telephone conferences, video conferences or other non-written communication with the FDA or other Regulatory Authority directly regarding Non-BLA Party’s products, or which could impact the Non-BLA Party’s products, not covered under Section 7.2(a) or 7.2(b):

(i)	BLA Party shall provide Non-BLA Party with reasonable written notice thereof in reasonably specific detail sufficiently in advance to allow Non-BLA Party the opportunity to have one representative actively participate therein;

(ii)	upon the request of Non-BLA Party, BLA Party shall provide Non-BLA Party with advance details regarding the subject matter thereof;

(iii)	Non-BLA Party shall have the right to be present at, and to the extent relating to the Non-BLA Party’s products participate in, any such meetings, telephone conferences, video conferences or other non-written communication; and

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(iv)	BLA Party promptly shall provide Non-BLA Party with copies of all minutes and other materials resulting therefrom.

7.3	Pricing and Reimbursement Approvals. Baxter shall be responsible for obtaining, and undertakes to obtain using its Commercially Reasonable Efforts, and maintaining all regulatory, administrative, and third party payor-related activities relating to pricing and reimbursement approvals for the A1PI IV Product in the Baxter Territory (and any country therein). For the avoidance of doubt, the foregoing shall not require Baxter to seek pricing and/or reimbursement approvals other than in connection with the exercise of Baxter’s rights and obligations under Section 7.1(c). Baxter shall use its Commercially Reasonable Efforts to obtain any such approvals for the United States promptly after the Execution Date. Baxter shall have the right to consult with Kamada on the planning and development of all documentation with respect thereto and Kamada shall use Commercially reasonable Efforts to cooperate with Baxter’s efforts in this regard. Baxter shall provide to Kamada for review and approval copies of any proposed submission at least [*****] business days prior to such submission. All such approvals shall be obtained in the name of Baxter. Upon termination, but not expiration under Section 12.1, of this Agreement, unless Baxter terminates the Agreement pursuant to Section 12.2(b) or 12.2(c), Baxter shall promptly assign or cause to be assigned to Kamada all rights and data associated with all regulatory, administrative, and third party payor-related activities relating to pricing and reimbursement approvals that Baxter or any of its Affiliates owns and/or has developed in a country within the Baxter Territory with respect to such country.

7.4	Remedial Actions.

(a)	Each Party will notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that an A1PI IV Product may be subject to any recall, corrective action or other regulatory action (other than a corrective and preventive action (“CAPA”) under the Act,) worldwide, taken either by virtue of applicable federal, state, foreign or other law or regulation or good business judgment (a “Remedial Action”).

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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(b)	The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting Remedial Action; provided that Baxter shall have sole responsibility for collecting information from its customers, including customer complaints. The BLA Party shall determine whether to commence any Remedial Action with respect to the A1PI IV Product. Each Party will maintain adequate records to permit the Parties to trace the manufacture of the applicable A1PI IV Product and the distribution and use of the such product. In the event the BLA Party determines that any Remedial Action with respect to the A1PI IV Product should be commenced, or Remedial Action is required by any governmental authority having jurisdiction over the matter, the BLA Party shall use Commercially Reasonable Efforts to conduct such Remedial Action. The other Party shall use Commercially Reasonable Efforts to cooperate with such Party in implementing any such Remedial Action to the extent such cooperation is necessary to effect the Remedial Action. The BLA Party shall have sole responsibility for handling any CAPAs in a reasonable manner; provided that Baxter shall be responsible for handling and shall bear all costs and expenses related to field corrections to the extent caused by the acts or omissions of Baxter. The other Party shall cooperate with the BLA Party to the extent reasonably requested by the BLA Party in handling any CAPA. Any costs and expenses incurred by either Party in connection with a Remedial Action shall be borne by the Party whose acts or omissions caused or resulted in the necessity for such Remedial Action, and such Party shall reimburse or credit the other Party for any such costs or expenses within [*****] of receiving written notice from the other Party that the costs or expense has been incurred.

7.5	Pharmacovigilance and Adverse Event Reporting

(a)	Responsibility.

(i)	United States. As long as Kamada is the BLA Party (regarding the US BLA) Kamada shall be responsible, directly or through a third party and at [*****], for undertaking all pharmacovigilance and adverse event reporting activities within the United States relating to the A1PI IV Product. Notwithstanding the foregoing, if Baxter receives any telephonic or written or other correspondence relating to an adverse event for an A1PI IV Product in the United States or elsewhere in the Baxter Territory, Baxter shall use Commercially Reasonable Efforts to obtain the Minimum PV Information and shall promptly forward such Minimum PV Information to Kamada. Kamada shall fulfill all regulatory requirements relating to the safety of the A1PI IV Product, including, but not limited to, collecting and assessing adverse events, reporting safety information (individual case safety reports and aggregate reports), literature searches, risk management activities, if warranted, responding to regulatory inquiries and conducting pharmacovigilance for the A1PI IV Product.

(ii)	Other Countries. With respect to all other countries in the Baxter Territory, Baxter shall be responsible, at its sole cost and expense, for all pharmacovigilance and adverse event reporting activities for A1PI IV Product in such countries; provided, however, that Kamada shall reasonably assist Baxter by providing relevant documentation for such A1PI IV Product.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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(iii)	Upon either Party determining that an adverse event report will be filed in a country for which it is responsible for filing adverse event reports, then the Parties will agree upon an overall strategy for dealing with all Regulatory Authorities in, or, if deemed relevant by a Party, outside of, the Baxter Territory following such filing.

(b)	Pharmacovigilance Agreement. The Parties shall enter into a separate pharmacovigilance agreement. Such pharmacovigilance agreement should be executed no later than [*****] from the Effective Date and shall thereafter be attached to this Agreement as Exhibit 7.5(b) and shall then be considered as incorporated into this Agreement by reference. The pharmacovigilance system shall be operational no later than the first sale of an A1PI IV Product in the Baxter Territory by Baxter or its Permitted Commercialization Sublicensees.

(c)	Adverse Event Reporting. The Parties shall report to each other all information necessary to make timely reports as required by any Regulatory Authority or other authorized authority in the Baxter Territory and Kamada Territory regarding the A1PI IV Product. Further, the Parties shall use Commercially Reasonable Efforts to, within [*****] following the Effective Date but in any event prior to the First Commercial Sale, enter into a written agreement regarding adverse event reporting system and procedures acceptable to the Parties. The system shall be operational no later than the first sale of an A1PI IV Product in the Baxter Territory by Baxter or its Permitted Commercialization Sublicensees.

(d)	Notification of Complaints. Upon any Party receiving or becoming aware of any complaint involving the possible failure of the A1PI IV Product, in any location in the world, to meet any requirement of applicable law or regulation, and any serious or unexpected side effect, injury, toxicity or sensitivity reaction or any unexpected incidents associated with the distribution of the A1PI IV Product, whether or not determined to be attributable to the A1PI IV Product, (i) such Party shall notify the other Party about such complaint and provide initial information about such complaint to the other Party within [*****] and shall provide all information about such complaint within [*****], (ii) promptly provide to the other Party copies of any complaints, and provide at the time of submission copies of any submissions to any Regulatory Authority regarding such complaints, and (iii) with respect to adverse events, comply with the provisions of Section 7.5(c) above. Baxter shall have responsibility for investigating such complaint in the Baxter Territory, with cooperation and assistance from Kamada in the Baxter Territory, and shall immediately inform Kamada of any information discovered in the course of the investigation that could show that the complaint is justified and that it resulted from Kamada’s actions or omissions.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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(e)	Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any party, including, without limitation, a Regulatory Authority which may affect the safety or efficacy claims of the A1PI IV Product or the continued marketing of the A1PI IV Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

7.6	Audits.

(a)	Baxter Access. Kamada will give Baxter reasonable access to its records and manufacturing facilities to allow Baxter to conduct full compliance audits relating to Kamada’s role and obligations as the U.S. BLA holder for the Baxter Product, at Baxter’s expense, as reasonably deemed necessary by Baxter, but no more frequently than once in any [*****] period unless any such audits reveal a material failure to comply with its obligations under this Agreement or failure to comply with any law, rule or regulation related to the manufacturing, handling, storage or transport of the Baxter Product, in which case there shall be no limitation of the frequency of such compliance audits until such material compliance problems have been corrected, at which time the frequency shall be restored to once in any [*****] period. The audit shall be conducted by Baxter personnel and any of its designated third party Representatives each of whom shall, in connection with their participation in such audit, agree to execute a confidentiality agreement in favor of Kamada. The audit may include, without limitation, records relating to manufacturing compliance with the Specifications, compliance with quality control and inspection reports procedures, compliance with cGMP, Title 21 Parts 210 and 211 or other applicable regulations. Such audits will be conducted during Kamada’s normal business hours, after [*****] prior written notice to Kamada by Baxter, and at times mutually agreeable to the Parties. Kamada will make its regulatory compliance and quality assurance personnel (and such personnel of any sub-contractors, if applicable) reasonably available to Baxter in connection with such audits. If Baxter recommends any corrective actions to Kamada in connection with such audits, Kamada shall take any corrective action reasonably recommended by Baxter within [*****] of receipt of any corrective action recommendations, if possible, or will inform Baxter in writing of the reasons why Kamada believes such corrective action is not required or necessary, or cannot be completed within such [*****] period, and, if such reasons are not accepted by Baxter, such dispute shall be resolved through the dispute resolution process in this Agreement. Baxter shall be given access to audit any corrective action.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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(b)	Kamada Access. Baxter will give Kamada reasonable access to its records and facilities (and will obtain sufficient rights to give Kamada reasonable access to the records and facilities of its Permitted Sublicensees and Affiliates), to allow Kamada to conduct full compliance audits relating to the A1PI IV Product (including with respect to its manufacture, quality systems, complaint handling, maintenance of adequate documentation, etc.), at Kamada’s expense, as reasonably deemed necessary by Kamada, but no more frequently than once in any [*****] period unless any such audits reveals a material failure by Baxter (or its sub-distributors and Affiliates, if applicable) to comply with this Agreement or failure to comply with any applicable law relating to its obligations under this Agreement with respect to the A1PI IV Product [*****] with respect to the entity for which the material failure was identified, until such material failures have been corrected at which time the frequency shall be restored to [*****]. The audit shall be conducted by Kamada personnel and any of its designated third party Representatives each of whom shall, in connection with their participation in such audit, agree to execute a confidentiality agreement in favor of Baxter. In furtherance of this right, Baxter agrees that it shall specifically obtain from any and all third-party or Affiliate distributors of the A1PI IV Product a right of Kamada to conduct audits of such party’s records and facilities as set forth herein. The audit may include, without limitation, records relating to compliance with quality control, manufacturing, and inspection reports procedures, compliance with cGMP, Title 21 Parts 210 and 211 or other applicable regulations. Such audits will be conducted during Baxter’s normal business hours, after [*****] prior written notice to Baxter by Kamada, and at times mutually agreeable to the Parties. Baxter will make its regulatory compliance and quality assurance personnel (and such personnel of Baxter’s Affiliates or any sub-distributors, if applicable) reasonably available to Kamada in connection with such audits. If Kamada recommends any corrective actions to Baxter in connection with such audits, Baxter shall take any corrective action reasonably recommended by Kamada within [*****] of receipt of any corrective action recommendations, if related to the BLA or BLA Supplement, or, if such corrective action is not related to the BLA or BLA Supplement (i) will take such corrective action within [*****] of receipt of any corrective action recommendations, if possible, or (ii) will inform Kamada in writing of the reasons why Baxter believes such corrective action is not required or necessary, or cannot be completed within such [*****] period and if such reasons are not accepted by Kamada, such dispute shall be resolved through the dispute resolution process in this Agreement. Kamada shall be given access to audit any corrective action. In the event that Baxter is not manufacturing or distributing the A1PI IV Product and is using third parties to manufacture or distribute the A1PI IV Product, Baxter shall obtain all rights necessary from such third parties to enable Kamada to exercise all of its rights under this Agreement at such third party manufactures’ facilities.

7.7	Regulatory Inspections. Each Party will promptly notify the other Party and provide copies of any notice of observations or warnings, requests for Remedial Action, CAPAs or other adverse findings issued by the FDA, ISO or other federal, state, or local regulatory agency following an inspection of its facilities at which the A1PI IV Product for use or sale within the Baxter Territory is manufactured, which relates to the manufacture, assembly, or packaging of the A1PI IV Product, and shall further provide the other Party with information about the progress and outcome of any actions taken in response to any such notices, warnings, requests or findings. Kamada shall, at its discretion, have the right to attend any Baxter meetings with the FDA, ISO or any other federal, state or local regulatory agency that relate to the A1PI IV Product in the Baxter Territory.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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7.8	Baxter shall, throughout the Term of this Agreement and for a period of [*****] thereafter, maintain a system that is capable of tracking all source materials for the Baxter Product and shall, upon request, provide all such data to Kamada and the applicable Regulatory Authorities.

ARTICLE 8.    CLINICAL AND PRE-CLINICAL DEVELOPMENT.

8.1	Comparability Development. The Parties anticipate that a series of pre-clinical and/or clinical studies will be needed to establish the comparability of Baxter Product with the A1PI product manufactured by Kamada at Kamada’s facility (“Comparability Studies”).Baxter and Kamada shall jointly design all Comparability Studies.. The Parties shall decide, on a study-by-study basis, who shall perform the Comparability Studies based on the Parties’ expertise, technical resources, and other relevant factors. Baxter shall bear all expenses related to Comparability Studies performed by either Party. Baxter shall own all data and results from the Comparability Studies, however, Kamada shall have the right to use such data for all regulatory filing and reporting purposes at all times during and after the term of this Agreement.

8.2	Additional Development. From time to time during the Term of this Agreement, Kamada and/or Baxter may engage in Pre-Clinical or Clinical research regarding the Baxter Product and Kamada’s A1PI products produced by the licensed technology for intravenous administration which are not required by the FDA for the continued marketing of Kamada’s A1PI products or Baxter Product as of the Effective date (“Additional Development.”) Such Additional Development may be done in order to support added indications for Baxter Product or Kamada’s intravenous administration A1PI product, or for other reasons. Both Baxter and Kamada shall have the right to conduct Additional Development.

8.3	Baxter Additional Indication Development IP. Baxter shall own all data, Know-How, and Patents generated from the Additional Development conducted by Baxter in support of new indications for Baxter Product (“Baxter Additional Indication Development IP.”) Kamada shall have the option to license such Baxter Additional Indication Development IP, including all data and results, for marketing Kamada’s A1PI products in the Kamada Territory. The purchase price for such use shall be a [*****], taking into account [*****]. Baxter shall promptly disclose to Kamada any Baxter Additional Indication Development IP that is developed during the Term.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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8.4	Kamada Additional Development IP. Kamada shall own all data, Know-How, and patents generated from the Additional Development conducted by Kamada “Kamada Additional Development IP.” All Kamada Additional Development IP made by Kamada during the Product Royalty Term shall be deemed Kamada Licensed Patent Rights or Kamada Licensed Know-How, and shall be included in the licenses in ARTICLE 4 for no additional consideration. Kamada shall promptly disclose to Baxter any Kamada Additional Indication Development IP that is developed during the Term.

ARTICLE 9.    REPRESENTATIONS AND WARRANTIES.

9.1	Representations and Warranties. Each Party represents and warrants to the other that:

(a)	it is a corporation duly organized, validly existing and in good standing (to the extent such concept exists under the laws of the jurisdiction of such Party's incorporation) under the laws of country in which it incorporated and this Agreement has been duly authorized by all necessary corporate action;

(b)	it has all necessary corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder;

(c)	this Agreement has been duly authorized, executed and delivered by it and is the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and

(d)	neither the execution, delivery and performance by it of this Agreement nor the consummation of the transactions contemplated hereby violate or conflict with its charter documents, any material contract, agreement or instrument to which it is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which it is bound, or any law, rule or regulation applicable to it.

9.2	Baxter’s Representations and Warranties and Covenants. Baxter hereby represents and warrants (or covenants, as applicable) to Kamada that as of the Effective Date and during the Term

(a)	Baxter will comply in all material respects with all applicable safety, health and other laws, rules and regulations applicable to the Product in the Baxter Territory. All Baxter Products manufactured by Baxter will be manufactured, labeled, packaged and sold in accordance with all applicable international, U.S. federal, state and local laws and regulations and all E.U. and E.U. Member State laws and regulations, including, but not limited to, the Act and cGMP in all material respects.

(b)	Baxter shall use Commercially Reasonable Efforts to ensure that all third party manufacturers of any raw materials for the Baxter Product comply in all material respects with all laws, rules and regulations applicable to the design, manufacture, labeling and packaging of the Baxter Product in the Baxter Territory.

(c)	The manufacturing facilities and processes utilized for the manufacture of the Baxter Products will, at all times during the Term of this Agreement, comply with all applicable international, U.S. federal, state and local laws and regulations and all other applicable laws and regulations of other countries, including, but not limited to, the Act and cGMP in all material respects.

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(d)	Baxter and its Affiliates and sub-distributors (and all third party manufacturers of any raw materials for Baxter Product) shall implement such quality control systems and procedures as shall be appropriate to ensure compliance with the requirements of cGMP and ICH and applicable foreign laws and regulations that are applicable to Baxter and its Affiliates and sub-distributors (or any third party manufacturer) as the manufacturer or supplier or distributor, as applicable, of the Baxter Product.

(e)	Baxter is, and will be, as applicable, in material compliance with all applicable environmental, health, safety and transportation regulations (including, but not limited to, regulations of the U.S. Environmental Protection Agency, U.S. Occupational Safety and Health Administration, and the U.S. Department of Transportation).

9.3	Kamada Warranty: Kamada represents and warrants that it is the owner of all right, title, and interest in the Kamada Licensed Patent Rights, Kamada Licensed Know-How, and Kamada Trademarks, or has the right to grant sublicenses with respect thereto under licenses to Kamada for the same. Kamada represents and warrants that to its knowledge it has the right to grant the Licenses provided herein.

9.4	Compliance with Laws. Each Party will comply with all applicable laws in performing its obligations and exercising its rights hereunder.

ARTICLE 10.         CONFIDENTIALITY AND DISCLOSURE OF KNOW-HOW.

10.1	Confidentiality. Each Party acknowledges that, in the course of performing its duties and obligations under this Agreement, certain information that is confidential or proprietary to such Party including the Kamada Licensed Patent Rights and Kamada Licensed Know-How (“Confidential Information”) will be furnished by the other Party or such other Party’s Representatives. Each Party agrees that any Confidential Information furnished by the other Party or such other Party’s Representatives will not be used by it or its Representatives except in connection with, and for the purposes of, the development, manufacturing, promotion, marketing, distribution and sale of Baxter Product and for any other purpose permitted under this Agreement and, except as provided herein, will not be disclosed by it or its Representatives without the prior written consent of the other Party. Notwithstanding the foregoing, Confidential Information furnished by a Party may be disclosed by a receiving Party to such receiving Party’s professional advisors or such receiving Party’s bona fide potential purchasers, acquirers, investors, bankers and lenders, and the professional advisors of the foregoing; provided that such persons need to know the disclosed information and agree to be bound by the receiving Party’s obligation of confidentiality with respect to such information. The Parties further agree that all Confidential Information, including but not limited to the Kamada Licensed Know-How, whether disclosed in written, electronic or other tangible form (such as a physical prototype, physical sample, photograph or video tape) shall be clearly marked “CONFIDENTIAL” (or sent in a communication clearly marked “CONFIDENTIAL”) or, if furnished in oral form or by visual observation, shall be stated to be confidential by the Party disclosing such information at the time of such disclosure and reduced to a writing by the Party disclosing such information which is furnished to the other Party or such other Party’s Representatives within [*****] after such disclosure.

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10.2	Exceptions. The confidentiality obligations of each Party under Section 10.1 do not extend to any Confidential Information furnished by the other Party or such other Party’s Representatives that (a) is or becomes generally available to the public other than as a result of a disclosure by the recipient Party or its Representatives, (b) is or becomes generally available to the public as a result of a disclosure specifically permitted under Section 10.3, (c) was available to the recipient Party or its Representatives on a non-confidential basis prior to its disclosure thereto by the other Party or such other Party’s Representatives as can be proved by documentary evidence, (d) can be demonstrated by documentary evidence by the recipient Party that it was independently developed by the recipient Party without reference to any Confidential Information of the other Party, or (e) becomes available to such Party or its Representatives on a non-confidential basis from a source other than the other Party or such other Party’s Representatives as can be proved by documentary evidence; provided, however, that such source is not bound by a confidentiality agreement with the other Party or such other Party’s Representatives.

10.3	Legally Required Disclosures.

If the Party receiving any Confidential Information or any of its Representatives (the “Receiving Party”) is required by law, rule or regulation or by order of a court of law, administrative agency, or other governmental body (including the United States Securities and Exchange Commission or the Israeli Securities Authority) to disclose any of the Confidential Information, the Receiving Party will (a) promptly provide the other Party (the “Disclosing Party”) with reasonable advance written notice if at all possible to enable the Disclosing Party the opportunity to seek a protective order or to otherwise prevent or limit such legally required disclosure, (b) use Commercially Reasonable Efforts to cooperate with the Disclosing Party to obtain such protection, and (c) disclose only the legally required portion of the Confidential Information. Any such legally required disclosure will not relieve the Receiving Party from its obligations under this Agreement to otherwise limit the disclosure and use of such information as Confidential Information.

10.4	Terms of Agreement. The terms of this Agreement, and the transactions contemplated hereby shall be deemed to be Confidential Information subject to the provisions of Section 10.1.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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10.5	Compelled Disclosure. In the event that either Party or its Representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any Confidential Information furnished by the other Party or such other Party’s Representatives or the fact that such Confidential Information has been made available to it, such Party agrees that it or its Representatives, as the case may be, will provide the other Party with prompt written notice of such request(s) so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy will not be obtained, or that the other Party waives compliance with the provisions of this Agreement, such Party agrees that it will furnish only that portion of such Confidential Information that is legally compelled and will exercise Commercially Reasonable Efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such Confidential Information and other information being disclosed

10.6	Return of Confidential Information. Upon termination of this Agreement and upon the request of the Disclosing Party, the Receiving Party will return to the Disclosing Party all Confidential Information (including copies) provided by the Disclosing Party under this Agreement, and will destroy all summaries, extracts and the like prepared by the Receiving Party that incorporate the Disclosing Party’s Confidential Information; provided, however, that the Receiving Party may retain one complete copy of the Confidential Information, and copies of Confidential Information which are Know-How in the Know-How Registry, for the purpose of determining its obligations under this Agreement, such copy to be retained by the Legal Department of the recipient.

10.7	Restriction on Trading in Securities of Kamada. Baxter acknowledges that information provided to it or to be provided to it under this Agreement includes confidential and non-public information that may be considered “inside information” under Israeli securities law. Baxter shall comply with the provisions of Israeli securities laws regarding the use of any such “inside information.”

10.8	Survival. The obligations of the Parties under this Article 10 shall survive for [*****] after the termination or expiration of this Agreement, except for trade secrets regarding which the confidentiality obligations of the Parties under this Article 10 shall survive indefinitely and information which has been identified as Know-How by a Party and entered into the Know-How Registry, in which case the obligations shall survive until the identified Know-How becomes public information not due to a breach of this Agreement by a Party bound by confidentiality obligations in regard to such Know-How.

10.9	Disclosure of Know-How. As part of the initial disclosure of Technology Sharing Documentation from Kamada to Baxter, and potential disclosure of Know-How related to Improvements under Section 4.5, Know-How will be disclosed between the Parties. In order to keep accurate records of what a Party considers to be its Know-How, and for the Parties to monitor their obligations with respect to such Know-How, the Parties shall establish a Know-How Registry accessible to both Parties. Each Party shall designate a Know-How Registry manager, whose responsibility it will be to check the Know-How Registry for accuracy, and to enter that Party’s Know-How into the Know-How Registry. Upon entry of a document into the Know-How Registry, the Know-How Registry manager for the entering Party shall notify the Know-How Registry manager for the other (“reviewing”) Party. The reviewing Party’s Know-How Registry manager shall have [*****] to review the proposed Know-How, and either accept or reject the document as the Know-How of the entering Party; however, in the case of Technology Sharing Documentation, the reviewing Party’s Know-How Registry manager shall have [*****] for review, due to the large amount of documents in the Technology Transfer Documentation. If the reviewing Party has not rejected the document as Know-How within the reviewing period, such document shall be deemed Know-How of the entering Party. If the reviewing Party rejects the document as the Know-How of the entering Party, the reviewing Party shall provide detailed, substantial reasons for that rejection in a written communication to the entering Party (e.g., an SOP for pH or sodium concentration determination follows procedures published in the European Pharmacopeia.) The Parties shall discuss in a timely manner the reasons for rejection, and resolve whether the contested Know-How document shall be entered into the Know-How Registry.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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ARTICLE 11.         INDEMNIFICATION.

11.1	Kamada Indemnity. Kamada agrees to indemnify, defend and hold Baxter and its Affiliated Parties (collectively, the “Baxter Indemnified Parties”) harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation and litigation regardless of outcome) resulting from all claims, demands, actions and other proceedings by or on behalf of any Third Party (including any governmental authority) (collectively, “Claims”) to the extent arising from:

(a)	any material breach by Kamada of any of its representations, warranties, covenants or material obligations under this Agreement;

(b)	the negligence, gross negligence, recklessness or willful misconduct of Kamada, its Affiliates or agents in the performance of Kamada’s obligations hereunder;

(c)	claims that (i) the manufacture, distribution, marketing or sale of the Baxter Product, made according to the process as shared by Kamada under this Agreement, and embodied in the Kamada Licensed Patent Rights or the Kamada Licensed Know-How, violates, infringes upon or misappropriates the intellectual property rights of any Third Party; and

(d)	claims resulting from the use by an individual or entity other than Baxter or its Affiliated Parties or Permitted Sublicensees of any of (i) the Kamada Intellectual Property or (ii) the Kamada Licensed Patent Rights and/or the Kamada Licensed Know-How (as such terms are defined in the License Agreement) outside of the Baxter Territory;

provided that Kamada shall not be obligated pursuant to this Section 11.1 to the extent Baxter is required to indemnify Kamada pursuant to Section 11.2 hereof.

11.2	Baxter Indemnity. Baxter agrees to indemnify, defend and hold Kamada harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation and litigation regardless of outcome) resulting from all Claims to the extent arising from:

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(a)	any material breach by Baxter of any of its representations, warranties, covenants or material obligations under this Agreement;

(b)	the negligence, gross negligence, recklessness or willful misconduct of Baxter, its Affiliates, agents or Permitted Sublicensees in the performance of Baxter’s obligations hereunder; and

(c)	the development (including without limitation the conduct of clinical trials in humans), manufacturing, testing, storage, handling, transportation, disposal, commercialization (including any recalls, field corrections or market withdrawals resulting from Baxter’s or its Affiliates, agents or Permitted Sublicensees actions or omissions), marketing, distribution, promotion, sale or use of a Baxter Product by Baxter or its Affiliates, agents or Permitted Sublicensees; and

(d)	any product liability claims, lawsuits, action or proceedings, whether in a judicial, governmental, or other forum, arising from, connected with or relating to any Baxter Product to the extent not wholly attributable to the process shared by Kamada under this Agreement, as embodied in Kamada Licensed Patent Rights or the Kamada Licensed Know-How;

(e)	any Baxter Product being adulterated or misbranded within the meaning of the Act, or within the meaning of any applicable law in which the definition of adulteration is substantially the same as that contained in the Act, as such Act and such laws are constituted and effective when such Baxter Product is sold or such Baxter Product being an article which may not, under the provisions of the such Act, except those relating to misbranding, be introduced into interstate commerce;

(f)	the failure of any Baxter Product to be free from defects in materials and workmanship;

(g)	the failure of Baxter, its Affiliates, agents or Permitted Sublicensees to comply, or any Baxter Product to be in compliance with, with applicable laws, rules or regulations in the manufacturing, storage, marketing, promotion, sale, handling, transportation or distribution of the Baxter Product; or

(h)

any infringement of a third party’s intellectual property rights other than as a result of the manufacture of the Baxter Product by the process shared by Kamada under this Agreement, as embodied by the Kamada Licensed Patent Rights or the Kamada Licensed Know-How;

provided that Baxter shall not be obligated pursuant to this Section 11.2 to the extent Kamada is required to indemnify Baxter pursuant to Section 11.1 hereof.

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11.3	Claims for Indemnification. Whenever any indemnification claim arises under this Agreement, the Party seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis of such claim; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation hereunder unless and to the extent that such failure substantially prejudices the Indemnifying Party.

11.4	Third-Party Claims. In the event of a third party claim giving rise to indemnification hereunder, the Indemnifying Party may, upon prior written notice to the Indemnified Party, assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and shall thereafter be liable for all expenses incurred in connection with such defense, including attorneys’ fees and expenses; provided, however, that if the Indemnifying Party assumes the defense of any such claim, the Indemnified Party may participate in such defense at its own expense and with counsel of its choice; provided further, however, that if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party or there exists any other conflict of interest, the Indemnifying Party shall have the right to assume the defense of such claim but the Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party and to participate in the defense thereof. If the Indemnifying Party elects to control the defense of such claim, it shall do so diligently and shall have the right to settle any claim for monetary damages, provided such settlement includes a complete and absolute release of the Indemnified Party and shall not admit any fault or liability on the part of the Indemnified Party. Notwithstanding anything to the contrary, the Indemnifying Party may not settle any claims for fines, penalties or the like or in any way adverse to the Indemnified Party without the prior written consent of the Indemnified Party, which shall not unreasonably be withheld, conditioned or delayed.

11.5	Insurance Requirements. Each Party will, at its own cost and expense, obtain and maintain in full force and effect, during the Term, General Liability insurance including Completed Operations, and Product Liability, including Standard US’ Form Contractual Liability, with limits of liability of not less than [*****] per event and in aggregate per annum, and naming the other Party as an additional insured. Any independent insurance carriers must be rated at least A by A.M. Best Company. If the insurance policy is written on a claims-made basis, then the coverage must be kept in place for at least [*****] the termination of this Agreement. Any and all policy deductibles shall be assumed by the Party obtaining such insurance policy. Policies held by a Party shall be considered primary and bear no relationship to any policies held by the other Party. Each Party will furnish the other Party with a certificate of insurance within [*****] of the Effective Date of this Agreement evidencing that such insurance is in effect and that a minimum of [*****] notice must be given to the other Party prior to any cancellation or material changes to the policy. Baxter has the right to self-insure.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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11.6	LIMITATION ON LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY INCLUDING THE INDEMNIFICATION PROVISIONS UNDER THIS ARTICLE 11, EXCEPT FOR DAMAGES ARISING FROM A PARTY’S WILLFUL INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, COLLATERAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT (INCLUDING LOSS OF USE, DATA, OR BUSINESS), AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED FOR HEREIN. THE PARTIES AGREE, HOWEVER, NONE OF THE FOREGOING LIMITATIONS OF THIS SECTION 11.6 APPLY TO ANY AMOUNTS PAID OR PAYABLE DUE TO ANY THIRD-PARTY RELATED CLAIM, DEMAND, PROCEEDING, SUIT OR ACTION FOR WHICH A PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY PURSUANT TO SECTION 11.1 or 11.2, AND ANY SUCH AMOUNTS WILL BE CONSIDERED COMPENSATORY OR DIRECT DAMAGES AND NOT INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, COLLATERAL OR INCIDENTAL DAMAGES.

11.7	Cooperation as to Indemnified Liability. Each Party hereto shall reasonably cooperate with other Party with respect to access to witnesses, books, records, or other documentation within such Party’s control, if deemed reasonably necessary or appropriate by any Party in the defense of any claim, which may give rise to indemnification hereunder.

ARTICLE 12.

TERM AND TERMINATION.

12.1	Term of the Agreement. This Agreement shall become effective on the Effective Date and, unless otherwise agreed to in writing or unless otherwise terminated earlier pursuant to the provisions of this Agreement, this Agreement shall expire upon the expiration of all of Baxter’s obligations to pay Royalties to Kamada pursuant to this Agreement (the “Term”); provided, however, that expiration of the Agreement under this Section 12.1 at the end of the Royalty Period shall not limit Baxter’s rights under Section 4.2.

12.2	Termination. Notwithstanding anything to the contrary contained in this Agreement:

(a)	Kamada may terminate this Agreement by providing written notice to Baxter (effective immediately), if Baxter (i) files any opposition, interference or like notice or initiates any like proceeding in any country, and/or otherwise contests in any way, in any forum in any country, the validity or enforceability of any of the Kamada Licensed Patent Rights; or (ii) infringes Kamada’s intellectual property, including any use of the Kamada Licensed Patents and/or Kamada Licensed Know-How outside of the Field.

(b)	Either Kamada or Baxter may terminate this Agreement and the Licenses granted hereunder in their entirety or on a Baxter Product-by-Baxter Product basis or on a country-by-country basis with respect to one or more countries in the Baxter Territory by providing written notice to the other Party:

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(i)          if the other Party is in material breach of this Agreement and shall have failed to cure such breach within (A) [*****] for a monetary breach or (B) [*****] for a non-monetary breach after receipt of a written notice from the non-breaching Party specifying the breach in detail from the non-breaching Party, unless such non-monetary breach cannot be cured within such [*****], in which case the breaching Party shall have undertaken a good faith effort to cure such breach within such [*****] period and diligently prosecuted such cure to prompt completion: provided, however, that for any payment or report with a [*****] due date, receipt of the payment or report by Kamada by [*****] after the due date shall not be considered a breach; or

(ii)         upon or after the granting of a winding-up order in respect of the other Party, or upon an order being granted against the other Party for the appointment of a receiver over all or substantially all of such other Party’s assets, or if such other Party passes a resolution for its voluntary winding-up, or if a temporary or permanent liquidator or receiver is appointed for all or substantially all of such other Party’s assets or in respect of such other Party, or if a temporary or permanent attachment order is granted on all of such other Party’s assets, or a substantial portion thereof, and is not cancelled within [*****], or if such other Party shall seek protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors, or if anything analogous to any of the foregoing in this Section 12.2(b)(ii) under the laws of any jurisdiction occurs in respect of such other Party; provided that in the case that any such order or act is initiated by any Third Party, the right of termination shall apply only if such order or act as aforesaid is not cancelled within [*****] of the grant of such order or the performance of such act.

(c)	At any time during the term of this agreement prior to the First Commercial Sale, Baxter may terminate this Agreement due to Kamada’s material breach of Section 6.4, provided that such material breach does not arise due to factors beyond Kamada’s control.

(d)	Baxter may terminate this Agreement in its entirety or on a Baxter Product-by-Baxter Product basis or on a country-by-country basis with respect to one or more countries in the Baxter Territory without any resulting liability arising from Baxter’s exercise of such termination right:

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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(i)          Upon ninety (90) days notice in the event that ninety (90) days have passed since a court or other legal body of competent jurisdiction determines in a final, non-appealable judgment or binding ruling that the continued sale and use the Baxter Product manufactured according to the process shared by Kamada under this Agreement, as embodied in the Kamada Licensed Patent Rights or the Kamada Licensed Know-How, in the Field materially infringes a third party’s intellectual property and Kamada has not (A) obtained and sub-licensed to Baxter the right to sell and use the Baxter Product manufactured according to the process shared by Kamada under this Agreement, as embodied in Kamada Licensed Patent Rights or the Kamada Licensed Know-How, in the Field or (B) provided and licensed to Baxter an alternative process by which the Baxter Product in the Field can be produced without infringing any third party’s intellectual property and whose implementation will not require material expenditures; or

(ii)         Following the First Commercial Sale in the United States, [*****] prior written notice, Baxter may terminate this Agreement in its entirety without any resulting liability if: (A) the Sold Volume (as defined below) in the Baxter Territory during any calendar year is less than [*****] of the Sold Volume for the [*****] (except if such change in the Sold Volume is mainly a result of the introduction of a Kamada A1PI Inhaled Product in the Baxter Territory), and (B) Baxter provides such termination notice within [*****] after the publication of the applicable Sold Volume Report. “Sold Volume” means the volume of A1PI product administered intravenously, sold, by the Parties or any Third Party, in the Baxter Territory according to MRB annual report (the “Sold Volume Report”); or

(iii)         Upon [*****] notice in the event that the US BLA or US BLA Supplement was withdrawn, or the application for the US BLA Supplement rejected, as a result of Kamada’s not taking the actions required under this Agreement as a BLA Party and such decision was not reversed within [*****] by the applicable Regulatory Authority, and Kamada has not taken diligent efforts to reinstate the US BLA or US BLA Supplement, and in each case provided that such withdrawal or rejection was not primarily resulted from the actions or omissions of Baxter or any of its Affiliates.

(e)	Kamada may terminate this Agreement in its entirety or on a Baxter Product-by-Baxter Product basis or on a country-by-country basis with respect to one or more countries in the Baxter Territory without any resulting liability arising from Kamada’s exercise of such termination right upon [*****] written notice to Baxter in the event that:

(i)          Any Regulatory Approval for any Baxter Product in any country within the Baxter Territory has been withdrawn or an application for Regulatory Approval for any Baxter Product in any country within the Baxter Territory has been rejected and such decision has not been reversed within [*****] of its issuance, in each case by the applicable Regulatory Authority, unless such withdrawal or rejection primarily resulted from the actions or omissions of Kamada or any of its Affiliates; provided, however, that the termination shall right shall only be exercisable in the country of such Regulatory Approval; or

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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(ii)         A court or other legal body of competent jurisdiction determines in a final, non-appealable judgment or binding ruling that any Baxter Product materially infringes a third party’s intellectual property other than as a result of the manufacture of the Baxter Product by the process shared by Kamada under this agreement, as embodied by the Kamada Licensed Patent Rights or the Kamada Licensed Know-How, of any third party’s intellectual property; provided that this right to terminate shall apply only to the countries in the Baxter Territory whose court or other legal body of competent jurisdiction issued such judgment or binding ruling or such countries in the Baxter Territory which such judgment or binding ruling applies.

(iii)        The First Commercial Sale in the United States has not occurred prior to June 15, 2017, and Baxter has not used Commercially Reasonable efforts to sell by that date.

12.3	Effect of Termination.

(a)	Generally.

(i)          Upon termination (but not expiration under Section 12.1) of this Agreement for whatever reason, all rights in and to the Kamada Licensed Patent Rights and Kamada Licensed Know-How, including without limitation, all licenses granted by Kamada to Baxter pursuant to this Agreement, shall revert to Kamada and Baxter shall not be entitled to make any further use thereof and Baxter shall deliver to Kamada all drawings, plans, diagrams, specifications, other documentation, models or any other physical matter in Baxter’s possession in any way containing, representing or embodying the Kamada Licensed Patent Rights and Kamada Licensed Know-How (save for the copies which Baxter may retain subject to and in accordance with the provisions of ARTICLE 10 above).

(ii)         Termination or expiration of this Agreement shall not release either Party from the obligation to make payment of all amounts due and payable as of the applicable expiration or termination date.

12.4	Survival. The rights and obligations set forth in this Agreement shall extend beyond the expiration or termination of this Agreement to the extent that the survival of such rights or obligations are necessary to permit their complete fulfillment or discharge. Without limiting in any way the generality of the foregoing, the following provisions of this Agreement, and the other provisions that by their terms expressly survive termination, shall survive termination or expiration of this Agreement: Section 4.4, Section 4.5, Section 4.6, Section 4.7(d), Section 7.3, ARTICLE 10, ARTICLE 11, Section 14.14. Section 7.6(b) shall survive for a period of one year after the termination of this Agreement.

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ARTICLE 13.         NOTICES. Wherever notice is required or permitted hereunder, it shall be by personal delivery, first class mail, overnight delivery service, or sent by facsimile transmission, with electronic confirmation, properly directed to the Party at its address and contact information listed below. Said address and contact information may be changed from time to time by similar written notice.

If to Baxter:

Baxter Healthcare Corporation

One Baxter Parkway

Deerfield, Illinois 60015

Attention: General Counsel

Telephone: 847.948.3225

Facsimile: 847.948.2450

Baxter Healthcare SA

CH-8304 Wallisellen

Zurich, Switzerland

Attention: President

Telephone: 41 1 878 6199

Facsimile: 41 1 878 6352

With copies to:

Baxter Healthcare Corporation

One Baxter Parkway

Deerfield, Illinois 60015

Attention: President BioScience

Telephone: 847.940.6255

Facsimile: 847.940.6271

Baxter Healthcare SA

CH-8304 Wallisellen

Zurich, Switzerland

Attention: Legal Counsel

Telephone: 41 1 878 6199

Facsimile: 41 1 878 6352

If to Kamada:

Kamada Ltd.

Science Park

Kiryat Weizmann

7 Sapir St. P.O Box 4081

Ness Ziona 74140, Israel

Attn: David Tsur

Telephone: +972 8 9406472

Facsimile: +972 8 9406473

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ARTICLE 14.         MISCELLANEOUS.

14.1	Relationship of Parties. The relationship of the Parties established by this Agreement is solely that of independent contractors, and nothing shall be deemed to create or imply any employer/employee, principal/agent, partner/partner or co-venturer relationship, or that the Parties are participants in a common undertaking. Neither Party shall have the right to direct or control the activities of the other Party or incur or assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party or bind such other Party to any obligation for any purpose whatsoever.

14.2	Entire Agreement. This Agreement, including the exhibits and schedules attached hereto and incorporated as an integral part of this Agreement, and the Related Agreements, constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all previous proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the Parties related to this Agreement.

14.3	No Waiver; Amendment. No waiver of any term or condition of this Agreement shall be valid or binding on any Party unless agreed to in writing by the Party to be charged. The failure of either Party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of either Party to enforce each and every such provision thereafter. This Agreement may not be amended or modified except by the written agreement of the Parties.

14.4	Assignment.

(a)	Except as provided in subsection (b), neither Party may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment or transfer in violation of this provision shall be null and void.

(b)	Unless prohibited by law, either Party may assign or otherwise transfer (whether by operation of law, change of control or otherwise) its rights and obligations under this Agreement, without the prior written consent of the other Party, (A) to an Affiliate, provided that the assigning Party remains responsible for the performance of this Agreement by such Affiliate or (B) in connection with a sale of all or substantially all of the assets or equity of the business entity, division or unit, as applicable, that conducts the Party’s activities under this Agreement, provided that in the case of such an asset sale such assignee agrees to be bound by the terms of this Agreement. Prior to or promptly after any assignment not requiring consent of the other Party, the assigning Party shall give the other Party notice of the assignment. Notwithstanding the foregoing, if Kamada proposes to assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement to a Competitor, Kamada and Baxter agree to work together in good faith prior such assignment to amend this Agreement to limit, to Baxter’s reasonable satisfaction, Baxter’s obligation to disclose to such Competitor any Confidential Information or other sensitive or proprietary information.

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(c)	All terms and conditions of this Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the Parties.

14.5	Force Majeure. Except for each Party’s confidentiality and indemnity obligations, any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money), to the extent caused by an event outside the affected Party’s reasonable control, shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events (hereinafter referred to as “Force Majeure” events) shall include without limitation, acts of God; acts of public enemies; war, terrorism, insurrections; riots; injunctions; embargoes; labor disputes affecting third parties providing services to a Party under this Agreement (including strikes, lockouts, job actions, or boycotts); fires; explosions; floods; shortages of material or energy; acts or orders of any government or agency thereof or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt written notice to the other Party of such cause and a good faith estimate of the continuing effect of the Force Majeure condition and duration of the affected Party’s nonperformance, and shall take whatever reasonable steps are appropriate to relieve the effect of such causes as rapidly as possible.

14.6	Governing Law. The validity, interpretation, and enforcement of this Agreement and all matters arising directly and indirectly from this Agreement shall be governed by the internal laws of the State of New York, without regard to any conflicts or choice of law rules.

14.7	Dispute Resolution. Except with respect to claims for equitable relief, which the Parties agree may be pursued in any court of competent jurisdiction, any dispute, controversy, claim or other matter in question between the Parties arising out of or relating to this Agreement, including all issues of fact and law, shall be settled by binding arbitration in accordance with the Alternative Dispute Resolution provisions set forth in Exhibit 14.7.

14.8	Remedies. The exercise of any remedies hereunder shall be cumulative and in addition to and not in limitation of any other remedies available to such Party at law or in equity.

14.9	Further Assurances. Each Party agrees to cooperate fully with the other and execute such instruments, documents and agreements and take such further actions to carry out the intents and purposes of this Agreement.

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14.10	Counterparts; Facsimile. This Agreement may be executed in more than one counterpart, each of which constitutes an original and all of which together shall constitute one enforceable agreement. For purposes of this Agreement and any other document required to be delivered pursuant to this Agreement, facsimiles or electronic reproductions of signatures shall be deemed to be original signatures. In addition, if any of the Parties sign facsimile copies of this Agreement, such copies shall be deemed originals.

14.11	Construction; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any article, section, recital, exhibit, schedule and party references are to this Agreement unless otherwise stated. No Party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any Party. Except where the context otherwise requires, where used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “includes” and “including” as used herein means including, but not limited to. Unless otherwise noted, “days” shall refer to calendar days and not business days. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Distribution Agreement or, if not defined therein, the Paste Supply Agreement.

14.12	Press Releases and Announcements; Use of Names. Neither Party may issue any press release or make any public announcement concerning the transactions contemplated by this Agreement without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, if a press release or other public announcement with respect to the subject matter herein is required by applicable law or any listing agreement with a securities exchange or quotation system, the Party required to make such announcement may do so provided that such Party has provided reasonable notice and a copy of such announcement to the other Party as promptly as practicable in advance of such announcement and, to the extent practicable, take the views of the other Party in respect of such announcement into account prior to making such announcement. Notwithstanding the foregoing, Baxter or Kamada shall not be prevented from mentioning the name of the other Party, or from disclosing any information if, and to the extent that, such mention or disclosure is to competent authorities for the purposes of obtaining Regulatory Approval or permission for the exercise of the License.

14.13	Severability. Each Party hereby agrees that it does not intend, by its execution hereof, to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic and other effects are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole or the validity of any portions hereof, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

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14.14	Non-Solicitation. Each Party agrees that it shall not, during the Term and for one year afterwards, directly or indirectly, solicit the services, as employee, consultant or otherwise, any employee of the other Party; provided, however, that nothing in this Section 14.14 shall prohibit a Party or any Affiliate of such Party from: (a) hiring any employee that has responded to a general advertisement or solicitation made to the general public or the industry in general or (b) soliciting the services, as employee, consultant or otherwise, or hiring any such employee after the date that is [*****] after the date on which such employee leaves the employ of such other Party. In the event of a violation of this non-solicitation obligation, the violating Party shall pay to the other Party a penalty in the amount of the [*****] last annual salaries (including bonuses) of the respective employee/personnel; provided, however, that the foregoing shall not prevent the non-violating party from seeking other equitable relief (including, but not limited to, an injunction) to stop the solicitation or other violation and such other damages as determined in accordance with the terms of this Agreement. The provisions of this Section 14.14 shall survive termination of this Agreement.

[Signature Page Follows]

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

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[Signature Page to Technology License Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their authorized representatives to execute this Agreement by signing below:

KAMADA LTD.	BAXTER HEALTHCARE S.A.

By:	/s/ David Tsur	By:	/s/ Mwanajuma Pietrina Lugogo
Name: David Tsur		Name:	Mwanajuma Pietrina Lugogo
Title: Chief Executive Officer		Title:	/s/ Corporate Counsel

By:	/s/ Eyal Leibovitz	By:	/s/ Ignacio Martinez de Lecea
Name: Eyal Leibovitz		Name:	Ignacio Martinez de Lecea
Title: Chief Financial Officer		Title:	Sr. Counsel ECEMEA

Exhibit 1.39

Kamada Licensed Patents

This exhibit has been redacted in tis entirety.*

Exhibit 1.67

Technology Transfer Plan

1.         Background.

1.1	The disclosure of and provision of technical support for alpha-one antitrypsin (“A1PI”) production related technology from Kamada to Baxter for the purpose of the Technology License Agreement dated August 23, 2010 (the “Agreement”) to which this Technology Sharing Plan is attached to as Exhibit 1.67 (this “Exhibit”), shall occur in accordance with the Agreement and this Technology Sharing Plan (the “Plan”), including without limitation procedures, timelines, and the allocated resources set forth herein. Each modification to the Plan agreed in writing by the authorized representatives of the Parties shall amend, in whole or in part as the case may be, this Plan as Exhibit 1.67 to the Agreement. The Parties shall agree to reasonable and necessary changes to the Plan on a case-by-case based upon all relevant facts and circumstances then existing.

1.2	The Parties agree that time is of the essence in undertaking their obligations herein and that they shall use diligent efforts with respect to the disclosure of technology and attempt to establish the technology at a Baxter Facility (or complex of Baxter Facilities at one general geographic location.) However, if either Party demonstrates that, despite its having exerted good faith and diligent efforts to do so, it is not able to meet a deadline set forth in the Plan, and informs the other Party in writing of its inability to meet this deadline no later than [*****] of such anticipated failure to meet such deadline, then the Party not meeting the deadline shall have a maximum of thirty (30) days to deliver on such deadline any Biologic Materials and documentation or other information, or to perform any other obligation due by that deadline without material breach of the Agreement, provided that the Parties do not agree to extend such deadline.

1.3	All terms used in this Plan shall have the same meanings ascribed to them in the Agreement, unless otherwise explicitly said herein.

2. Scope of Technology Sharing and Submission Strategy

2.1	Planned Baxter process including planned changes:

[*****]

2.2	Comparability protocol design

The Comparability Protocol will be jointly developed by Baxter and Kamada and shall include:

[*****]

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

3. Structure.

3.1	Organization. The Parties shall establish a technology disclosure and technical support organisation, including the Technology Sharing Sub-Committee of the Joint Steering Committee established under the Distribution Agreement, consisting of:

a)	Project Management.

Each Party shall, at all times during Technology Sharing Term will maintain a project manager (a “Project Manager”) who is responsible for coordinating and supervising such Party’s obligations under the Plan.

Baxter’s Project Manager as of the Effective Date is: [*****]

___________________

Kamada’s Project Manager as of the Effective Date is: [*****]

or such other qualified person as either Party may hereafter by written notice identify to other Party.

b)	Technology Sharing Sub-Committee.

The role of the Technology Sharing Sub-Committee shall be coordinating, supervising and facilitating the Parties’ joint performance of the tasks set forth in this Exhibit. The Technology Sharing Sub-Committee shall consist of the Project Managers and one (1) or more additional representatives (an equal number from each Party) (each a “Technology Sharing Sub-Committee Representative”). Each Party shall, at all times until the end of the Technology Sharing Term, maintain such representative(s).

Baxter’s Technology Sharing Sub-Committee Representative(s), as of the Effective Date, are:

•
•

Kamada’s Technology Sharing Sub-Committee representative(s), as of the Effective Date, are:

•
•

or such other qualified person(s) as either Party may add hereafter by written notice provide to other Party.

c)	Designated Functional Support Persons.

Each Party shall, within 2 months from the Effective Date of the Agreement, designate for each function set forth in the table below, a functional support person (a “Designated Functional Support Person”), and ensure that this Designated Functional Support Person has expertise in such person’s designated field, and has the authority within such Party’s respective organizations to send and receive documents and/or materials in that specific field. The Designated Functional Support Persons as of the Effective Date shall be as follows:

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Field	For Baxter	For Kamada
Regulatory
Clinical
Quality Assurance
Quality Control
Analytical Methods Validation
Manufacturing
Process Development
Tech Services
Manufacturing Equipment – Engineering and Validation
Process Validation

Each Party may, by providing written notice to the other Party, designate another qualified person to replace the above personnel.

3.2	Meetings.

The Parties shall use reasonable efforts to participate in all relevant meetings and discussions with respect to the activities contemplated by this Plan.

a)	Technology Sharing Sub-Committee Meetings.

The Technology Sharing Sub-Committee shall conduct face-to-face, video-conference or telephonic meetings, at least monthly for the first eight (8) months following the Effective Date and at least quarterly thereafter, unless otherwise agreed by the Technology Sharing Sub-Committee Representative until the end of the Technology Sharing Term, in order to discuss and evaluate the Plan progress and any issues with respect thereto. The Parties shall meet upon short notice if extraordinary and urgent matters so require.

To the extent reasonably necessary, additional personnel or representatives of each Party may participate in the Technology Sharing Sub-Committee, without any voting rights.

The Agenda for said meetings shall be:

A.	approval of minutes from previous meeting;
B.	status/progress of performance on action items from previous meeting;
C.	status/progress of overall Plan;
D.	action items for next meeting;
E.	other issues.

b)	Telephone Conferences.

If a Party, upon not less than seven (7) days written notice, requests so, the Technology Sharing Sub-Committee shall meet for a telephone conference within reasonable business hours, however taking any differences in time zones into consideration. The Parties may hold telephone conferences upon shorter notice if extraordinary and urgent matter so require.

c)	Meeting Minutes.

Minutes shall be taken for all meetings (face-to face as well as telephone conferences) and maintained by the Project Managers as well as distributed to the team.

4.          Timeline.

The timetables set out below in Section 4.2 of this Exhibit have been approved by both Kamada and Baxter and constitutes both Parties’ best estimates (as of the Effective Date of the Agreement) of the time, documents, materials, etc. needed for a full disclosure of materials, know-how and documentation related to the A1PI production technology, and technical support of such technology, from Kamada to Baxter. The Parties expressly agree that they will revise this list as often as needed, including without limitation for the purposes of adding information reasonably requested by Baxter in accordance with the Agreement, and supplemental information that Kamada must supply under the Agreement as it becomes aware of such information.

In addition, the Parties have set forth in Section 8 a non-binding timetable of specific delivery dates for the deliverables of this Exhibit. The Project Managers shall confer on a regular basis to revise this timetable in order to keep both Parties informed of the anticipated completion dates of all deliverables therein.

4.1	Changes to the Timetable.

The Parties agree to use best efforts in order to agree as often as needed to changes and updates to the timetable necessary in order to enable a swift and effective disclosure of and provision of technical support for all A1PI production related technology from Kamada to Baxter and in order to enable Baxter to exercise its licenses granted under this Agreement.

4.2	Timetable.

Copies of Technology Sharing Documentation and/or materials shall be provided to Baxter by the end of [*****].

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

5.          Technology Sharing Documentation and Materials.

Note: The specific materials and documents set forth in this Section 5 of this Exhibit, constitute both Parties best estimates as of the Effective Date of the Agreement as to what is required to complete a full disclosure of A1PI production technology from Kamada to Baxter. The Parties acknowledge and agree that this listing of documents and materials is not meant to be complete and final and that Baxter may request further relevant documentation, material and support and that Kamada will provide such documentation, material and support, provided that these are in Kamada's possession or can be obtained by Kamada using reasonable efforts, until the end of the Technology Sharing Term.

5.1	Biologic Material.

Biologic Materials shall be provided to Baxter in commercially useful quantities for their intended purposes, unless otherwise noted.

Initial samples shall be provided by Kamada at Baxter’s request as indicated below for the purpose of assisting Baxter in planning efforts for the technology disclosure and to support the attempt to establish Kamada’s A1PI production technology in a Baxter Facility. Further samples of the materials indicated below shall be provided, as needed, according to the mutually agreed upon detailed Technology License Agreement, e.g. for process and qualtity assurance testing validation.

Biologic Material includes, without limitation, the following:

[*****]

In addition to the Biological Material itself, the origin has to be specified (e.g. supplier, source material, etc.).

5.2	Manufacturing and Quality Documentation.

Know-How in paper and/or electronic format (Kamada agreeing that it will whenever reasonably possible provide Know-How in an electronic format requested by Baxter) includes without limitation the following items as they apply to the manufacturing of A1PI IV Product (50 mL, 2%) from Cohn fraction IV-1, either centrifuge paste or containing filter aid, as presently performed by Kamada:

▪	Process Development Report including detailed process description;
▪	Process risk assessment (information about critical steps, materials and parameters according to Kamada experience; considering the planned changes as outlined in Section 2.1);
▪	Comparability protocol (for scope refer to Section 2.2);
▪	Raw materials and auxiliary materials (e.g. chromatographic resins, filters, etc.):

1.          Specifications and sample certificates;

2.          SOP‘s for raw material analysis;

3.          Raw material stability validation (protocols and reports);

4.          Documentation and contact information on suppliers, vendors, etc.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

▪	Batch records:

1.      Empty template in English (master batch record);

2.      Batch records filled in and reviewed (preferably translated into English);

▪	Equipment list including design details;
▪	List of required utilities and their demand (incl. WFI);
▪	Production yield including step yield and ranges;
▪	Production cycle time: theoretical and actual range;
▪	Chromatographic resin lifecycle studies;
▪	Validation master plans;
▪	Equipment validation protocols and reports;
▪	Process validation protocols and reports;
▪	Summary of process improvements/changes and deviations since completion of process validation;
▪	Analytical development reports;
▪	Analytical method SOPs;
▪	Analytical method validation protocols and reports;
▪	Product specification and justification of limits;
▪	Stability protocols and stability data of production at Kamada Facility;

5.3	Regulatory Documentation.

Regulatory Documentation either in paper and preferable electronic format, related to the manufacturing of the A1PI IV Product, includes without limitation, the following:

Regulatory documents that:

1.     are not in Baxter’s possession; and

2.     are typically needed for a technical support for the establishment of a process for an existing, licensed product at a new facility, provided that these are in Kamada's possession or can be obtained by Kamada using reasonable efforts, until the end of the Technology Sharing Term.

•	CMC Section of the BLA, including all amendments thereto, except for chapter 3.2.A.1,"Facilities and Equipment", which is specific for Kamada Facility plant.

•	CMC Section of pending BLA supplements, including all amendments;

•	Copies of correspondence and/or meeting minutes with FDA regarding the manufacture and the identity, strength, quality, purity or potency of the Product as it may relate the safety or effectiveness of the Product;

•	BLA Approval Letter including all post-marketing commitments;

•	Form 483 of FDA audit in February 2010 [*****].

6.          Kamada Assistance and Resources.

In order to enable Baxter to exercise its licenses granted under the Agreement, Kamada shall, from the effective date and until the end of the Technology Disclosure Term, allocate the resources set out in this Section 6 of this Exhibit.

6.1	Prior to the Effective Date.

All assistance, consultancy, documentation, samples, other information etc. provided by Kamada to Baxter prior to the Effective Date shall be [*****].

6.2	Identification of Materials and Documents.

Kamada shall, at all times until the end of the Technology Sharing Term, [*****] grant Baxter access to and make physically available for Baxter, upon reasonable notice, all original materials or certified copy thereof and documents relevant for a full disclosure of A1PI production related technology from Kamada to Baxter.

The time used by Kamada personnel at face-to-face meetings or teleconferences or meetings by other means, shall not be deducted from the amount of time to be used by Kamada for no additional consideration as set forth in Section 6.7 of this Exhibit, unless such meeting is requested by Baxter or follow up meetings for any issue initially raised by Baxter. Scheduled Technology Sharing Sub-Committee meetings shall be considered to be at Baxter’s request.

If Baxter, with at least [*****] notice, requests so, Kamada shall make the relevant Designated Functional Support Person as set out in Section 2.1 c) of this Exhibit available for a teleconference within reasonable business hours, however taking any differences in time zones into consideration.

6.3	Diligence.

Kamada shall, at all times, until the end of the Technology Sharing Term, use diligent efforts in informing Baxter of documents or other material not disclosed or provided to Baxter, that might be necessary for Baxter to exploit the rights granted in this Exhibit.

In particular Kamada shall, until the end of the Technology Sharing Term and as a part of its quality assurance system, send Baxter all updated versions of documents and/or other material, which have already been disclosed to Baxter at the time of the update. If the updated document is originally in Hebrew, a translation of the revision history will be shared with Baxter in order for Baxter to evaluate the need for a translation of the updated document.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

As a courtesy to the other Party, any Party receiving a request from the other Party for information, documentation, or materials shall promptly respond to the requesting Party with an acknowledgement of receipt of the request, and an anticipated time frame for the response to the request.

The Technology Sharing process will be considered to be completed, for the purposes of determining the timing for the payment of the third milestone under the Agreement, when the report for the full scale runs with actual Fraction IV-1 Paste at a Baxter Facility, indicative of the performance of the manufacturing line that are not necessarily GMP and are not intended for sale, “Practice Runs” is approved by the Parties.

However, Kamada’s obligations to provide updated Technology Sharing Documentation, Biological Materials, and personnel support as described under this Plan will continue until the end of the Technology Sharing Term.

6.4	Copying of documents

If documents are not available in electronic form for delivery to Baxter, Kamada shall, for the purpose of this Agreement and for no additional consideration, provide Baxter with up to [*****] photocopies or electronic scans of a reasonable quality. Additional photocopies or electronic scans under this Exhibit shall be delivered to Baxter at Baxter’s sole cost and expense, provided that Kamada shall, at Baxter’s request, arrange for such copying at a reasonable cost. The Parties shall equally bear all costs related to any external Data Management Site, if the Parties would jointly agree to retain such services in order to effect the delivery of documents to Baxter.

6.5	Audit of Kamada Facilities and Activities.

Baxter may, upon written notice to Kamada and for no additional consideration, audit and observe all A1PI production related Kamada facilities and activities in order to gain experience and Know-How in regard to, without limitation, all production phases, quality control and quality assurance. Such audits shall be arranged with Kamada prior to the arrival of Baxter, and shall be scheduled no later than [*****] days after such requested date in the written notice, provided, however, that such audits shall occur during periods in which A1PI is being produced or otherwise handled in the A1PI related Kamada Facility. Not withstanding any deadline or milestone or other date in the timeline attached to the Plan, this right is not limited in scope or time, provided that it shall terminate on the end of the Technology Sharing Term.

When an audit is requested by Baxter, Kamada shall give Baxter notice of any and all production of A1PI at the Kamada Facility at least [*****] days prior to the start of said production, in order for Baxter to plan and schedule an audit during the production.

6.6	Training of Baxter Personnel.

Kamada shall, upon Baxter’s request, train Baxter personnel by Kamada’s staff during actual production runs and/or testing, scheduled in accordance with Kamada’s annual work plan on site (Kamada plant), in all A1PI related methods, activities and/or procedures including joint execution of lab- and pilot scale studies. Said training shall be considered as personal meeting hours in accordance with Section 6.7 of this Exhibit. However the Parties shall, prior to such training, agree to how many hours shall be considered personal meeting hours and how many hours shall be considered passive observation, all in accordance with Section 6.7 of this Exhibit.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Kamada shall, upon Baxter’s request, assist and train Baxter personnel on site at one general geographic location specified by Baxter in all A1PI related methods, activities and/or procedures. Kamada’s duty to make relevant Kamada personnel available for said training is limited to the following points in time for the activities specified below, according to the timetable set forth in Section 8:

QC Assay validation Support/Training at Baxter Facility by Kamada

Mfg Support/Training of Engineering Runs at Baxter Facility by Kamada–

Production oversight of Conformance Runs

Kamada’s obligation for personnel assistance and training involving the foregoing three tasks is limited to a maximum of [*****] for each task. If Baxter, for any reason, is not ready for Kamada’s performance of the activities by the estimated times below (or as amended by the Parties), Kamada may, at its discretion, make available to Baxter the necessary and competent personnel within each technical area. All training of Baxter Personnel at Baxter Facility shall be considered as personal meeting hours in accordance with Section 6.7 of this Exhibit.

6.7	Support Activities.

Kamada shall, upon Baxter’s request, support the following activities,

•	Risk assessment for validation at Baxter Facilities specified by Baxter;
•	Lab- or pilot scale studies as needed for scaling up of the manufacturing of the Baxter Product (according to terms to be agreed to between the Parties;)
•	Review of engineering requirements for equipment;

6.8	Personal Meetings.

Kamada grants Baxter or personnel designated by Baxter the right to have personal meetings with Kamada employees working with the development, production and quality control and assurance of any A1PI related technology. Further said employees shall disclose all information, documents, materials, etc. (within that employee’s field of work) relevant to the manufacture of A1PI by Kamada to Baxter as set forth herein, and Kamada shall grant each such employee the authorizations necessary to make any such disclosure, subject to all applicable laws, regulations and non-disclosure obligations of which Kamada and/or its employees are subject to.

Kamada shall use best efforts to make available to Baxter all relevant personnel for personal meetings as requested by Baxter, whether at Kamada Facility or elsewhere.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Meetings, including without limitation Technology Transfer Sub-Committee meetings, held at Kamada Facility, and teleconferences, shall be for no additional consideration for the first [*****] of Kamada employee time, within [*****] years from the Effective Data of the Agreement.

Baxter shall pay for meetings at Kamada Facility in excess of said limits. Such payment shall solely include the hourly fees of the relevant employees or equivalent employees. For such meetings in excess of said limits, Baxter shall pay the hourly fees of the Kamada employees as follows [*****]. The hourly fees of other Kamada employees which are not described in the preceding sentence shall be determined on a case-by-case basis. Prior to the incursion of such cost on behalf of Baxter, Baxter shall be provided with a list of hourly fees of any relevant employees of Kamada who shall be used for any such activities for which Baxter may be charged.

Meetings not held at a Kamada Facility, including without limitation Technology Transfer Sub-Committee meetings, shall be paid for by Baxter. Such payment shall solely include: a) all reasonable travel expenses (including accommodation,) and a per diem of [*****] for meals and b) the hourly fees of the relevant employees or equivalent employees in excess of the first [*****] hours of Kamada employee time, or after four years from the Effective Date of the Agreement. For such meetings in excess of said limits, Baxter shall pay the hourly fees described above. Prior to the incursion of such costs on behalf of Baxter, Baxter shall be provided with a list of hourly fees of any relevant employees of Kamada who shall be used for any such activities for which Baxter may be charged.

Kamada shall, prior any meeting to be paid for by Baxter, provide Baxter with a non-binding estimate of the cost of said meeting.

Support, and allocation of costs between the Parties, for activities related to the preparation, and filing of regulatory documentation (e.g., the BLA supplement,) and maintenance of any Regulatory Approvals, shall be governed by the provisions of Article 7 of the Agreement, separate from the Technology Sharing activities under this Plan.

For the sake of clarity and subject to Section 6.4 of this Exhibit, time and resources spent by Kamada low level administrative personnel or third party administrative personnel designated by Kamada for the purposes of this Exhibit, or uses of Kamada personnel apart from (1) personal meetings or services provided by Kamada personnel at Baxter Facilities, or (2) laboratory or pilot scale studies performed by Kamada upon request of Baxter as per Section 6.6 of this Exhibit, or (3) as otherwise provided above, shall [*****].

6.9	Third Party Personnel.

Kamada shall, for the purposes of this Agreement, consider third party personnel explicitly designated by Baxter as Baxter personnel, provided that Baxter can reasonably show that such third party personnel is bound to confidentiality to the same extent as Baxter personnel.

6.10	Post Term Engagement.

Following the Technology Sharing Term, until the end of a three (3) year period following the Technology Sharing Term, Kamada agrees to engage Baxter in a Consulting Agreement under customary conditions, based on the financial arrangement prescribed under Section 6.7 above, for the provision of consulting services reasonably required by Baxter which are excluded from the scope of the Technology Sharing Plan.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

7.          Delivery Terms.

All materials to be shipped from Kamada to Baxter Facility, shall be delivered by air, to a Baxter Facility or other destination as identified by Baxter (the “Baxter Delivery Point”), and title and all risk of loss shall pass to Baxter upon [*****]. Kamada shall arrange for shipping in compliance with the applicable materials’ requirements regarding temperature, duration and other environmental factors as required to properly preserve the materials without materially impacting its shelf life. Baxter shall pay for the cost of [*****]. Further, Kamada shall notify Baxter in writing, [*****] in advance of any shipment of Biological Materials. This notice shall include the following information: Date of shipment, Carrier, destination (as specified by Baxter, if not Baxter Facility), expected arrival date and time, and a detailed list of the content, in order for Baxter to be prepared for the receipt of said shipment.

All documents and copies thereof shall be shipped from Kamada to a Baxter Facility via a reputable air carrier. Baxter shall pay for [*****]. Kamada shall use means of transportation that are appropriate for valuable and confidential documents. The Parties shall use reasonable efforts in order to facilitate electronic provision of documents to the extent possible. Kamada shall notify Baxter [*****] days in advance of any physical shipment of documents.

8. Detailed Timeline for Technology Sharing.

The Parties hereby set forth a detailed, non-binding timeline for the Technology Sharing and related non-Technology Sharing regulatory activities, including disclosure of documentation, information, and materials, and the included milestones, specified below. This timeline is subject to change, based on agreement by the Project Managers.

[*****]

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Exhibit 7.5(b)

Pharmacovigilence Agreement

Exhibit 14.7

Alternative Dispute Resolution

(a)          The Parties shall attempt to resolve any and all disputes, claims or controversies arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. If such disputes, claims or controversies are not resolved through such negotiation, then they shall be submitted to the International Institute for Conflict Prevention and Resolution (the “CPR”) for mediation, and if the matter is not resolved through mediation, for final and binding arbitration pursuant to the arbitration clause set forth below. Either Party may initiate arbitration with respect to the matters submitted to negotiation by filing a written demand for arbitration at any time following the initial negotiation session.

(b)          To the extent not resolved by mediation, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration conducted in the English language. The arbitration shall take place in New York, New York. The arbitration shall be administered by CPR pursuant to its Arbitration Rules and Procedures. References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the CPR include any successor thereto. The arbitration shall be before three (3) arbitrators. Each Party shall designate one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Rules. The two Party-appointed arbitrators will select the third, who will serve as the panel’s chair or president. All three (3) arbitrators shall have experience in the area under dispute. This arbitration provision, and the arbitration itself, shall be governed by the laws of the State of New York, and the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

(c)          Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. At the request of a Party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of five per Party and shall be held within 45 days of the grant of a request. Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown. Each deposition shall be limited to a maximum of one day’s duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The Parties shall not utilize any other discovery mechanisms, including international processes and U.S. federal statutes, to obtain additional evidence for use in the arbitration. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. All discovery shall be completed within 60 days following the appointment of the arbitrators. All costs and/or fees relating to the retrieval, review and production of electronic discovery shall be paid by the Party requesting such discovery.

(d)          The panel of arbitrators shall have no power to award non-monetary or equitable relief of any sort. The arbitrators will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages, except as may be required by statute. Each Party expressly waives and foregoes any right to consequential, punitive, special, exemplary or similar damages or lost profits. The arbitrators shall have no power or authority, under the CPR Rules for Non-Administered Arbitration or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement. Subject to the provisions set forth in subsection (e) below, the award of the arbitrators shall be final, binding and the sole and exclusive remedy to the Parties. Either Party may seek to confirm and enforce any final award entered in arbitration, in any court of competent jurisdiction. The cost of the arbitration, including the fees of the arbitrators, shall be borne by the Party the arbitrator determines has not prevailed in the arbitration.

(e)          If an arbitral award does not contain an award of money damages in excess of [*****], then the arbitral award shall not be appealable and shall only be subject to such challenges as would otherwise be permissible under the Federal Arbitration Act, 9 U.S.C. §§ 1-16. In the event that the arbitration results in an arbitral award, which imposes a monetary award in excess [*****], such award may be appealed to a tribunal of appellate arbitrators via the CPR Arbitration Appeal Procedure, whose determination shall be final.

(f)          Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.